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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WATTS WATER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Watts Water Technologies, Inc.

March 27, 2009

Dear Stockholder:

        It is my pleasure to invite you to attend our 2009 Annual Meeting of Stockholders, which will be held on Wednesday, May 13, 2009 at 9:00 a.m. at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810. On the pages following this letter you will find the notice of our 2009 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which describes the business matters listed in the notice. Following completion of the scheduled business at the 2009 Annual Meeting, we will report on our operations and answer questions from stockholders.

        Whether or not you plan to attend the 2009 Annual Meeting, your vote is important and we encourage you to vote promptly. You may vote your shares by telephone or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are provided on the proxy card.

        We hope that you will be able to join us at the 2009 Annual Meeting.

Sincerely,
PATRICK S. O'KEEFE President and Chief Executive Officer

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA 01845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2009

To the Stockholders of
Watts Water Technologies, Inc.

        Notice is hereby given that the 2009 Annual Meeting of Stockholders of Watts Water Technologies, Inc., a Delaware corporation, will be held at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on Wednesday, May 13, 2009, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect ten directors to our Board of Directors, each to hold office until our 2010 Annual Meeting of Stockholders and until such director's successor is duly elected and qualified; and

  2.
  To ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

        The stockholders will also consider and act upon any other matters that may properly come before the Annual Meeting.

        Only stockholders of record at the close of business on March 16, 2009 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

KENNETH R. LEPAGE General Counsel and Secretary

North Andover, Massachusetts
March 27, 2009

i

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2009

PROXY STATEMENT

 INFORMATION ABOUT THE ANNUAL MEETING

        Our 2009 Annual Meeting of Stockholders will be held on Wednesday, May 13, 2009 at 9:00 a.m., local time, at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810. For directions to The Andover Country Club, please visit the 2009 Annual Meeting page on our website at http://www.wattswater.com/2009annualmeeting. For information on how to vote in person, please contact our corporate Secretary by telephone at (978) 688-1811 or by sending a written request for information addressed to our corporate Secretary at our principal executive offices located at 815 Chestnut Street, North Andover, MA 01845.

Information About this Proxy Statement

        You have received this proxy statement because the Board of Directors of Watts Water Technologies, Inc. is soliciting your proxy to vote your shares at the 2009 Annual Meeting of Stockholders and at any adjournment or postponement of the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on March 16, 2009 are entitled to receive notice of and to vote at the Annual Meeting.

        We are mailing this proxy statement and the accompanying proxy on or about March 27, 2009 to our stockholders of record as of March 16, 2009. We are also mailing our Annual Report for the fiscal year ended December 31, 2008 to such stockholders concurrently with this proxy statement. We will furnish, upon written request of any stockholder and the payment of an appropriate processing fee, copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Please address all such requests to our corporate Secretary at our principal executive offices.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 13, 2009

        The proxy statement and annual report to security holders are available at http://www.wattswater.com/2009annualmeeting.

Information About Voting

        Each share of our class A common stock, par value $.10 per share, outstanding on the record date is entitled to one vote, and each share of our class B common stock, par value $.10 per share, outstanding on the record date is entitled to ten votes. As of the close of business on March 16, 2009, there were outstanding and entitled to vote 29,420,625 shares of class A common stock and 7,193,880 shares of class B common stock.

        Stockholders of Record.    Stockholders of record may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

  •
  By telephone—Stockholders of record located in the United States and Canada can vote by calling the toll-free telephone number listed on the proxy card and following the instructions on the proxy card;

  •
  By Internet—Stockholders of record can vote over the Internet by visiting the website listed on the proxy card and following the instructions on the proxy card; or

  •
  By mail—Stockholders of record may vote by mail by signing, dating and mailing the enclosed proxy card and returning it in the enclosed prepaid envelope.

        You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than that of your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or by telephone, or (4) sending a written revocation to our corporate Secretary at our principal executive offices. If a choice is specified in a proxy, shares represented by that proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted "FOR" the proposals described in this proxy statement and each of the ten nominees for the board of directors. Attending the Annual Meeting will not revoke your proxy unless you specifically request that it be revoked.

        Beneficial Owners.    If you are a beneficial owner and your shares are held in "street name" by a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You will need to follow the instructions of the holder of record in order to vote your shares. Many banks and brokers offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on your voting instruction form. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting in order to vote.

Quorum; Required Votes; Abstentions and Broker Non-Votes

        The presence, in person or by proxy, of outstanding shares of class A common stock and class B common stock representing a majority of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at our Annual Meeting. Shares that reflect abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" occurs when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary authority to vote on that matter. A nominee holder has discretionary authority under the rules of the New York Stock Exchange to vote your shares on the election of directors and the ratification of the selection of KPMG LLP, even if the nominee holder does not receive voting instructions from you.

        In the election of directors, the ten director nominees receiving the highest number of affirmative votes out of the total number of votes represented by shares present (either in person or by proxy) and entitled to vote at the meeting will be elected as directors. You may vote for all of the director nominees, withhold your vote from all of the director nominees or withhold your vote from any one or more of the director nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

        The affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast on the proposal is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm (proposal 2). If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Broker non-votes, however, will have no effect on the proposal because they will not be considered to have been entitled to vote on such proposal.

 Solicitation of Proxies

        We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them and we will reimburse them for their reasonable expenses.

Other Business to be Considered

        Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted in accordance with the direction of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board has fixed the number of directors at ten and nominated each of the individuals named below for election as a director. If elected, each nominee will serve until our 2010 Annual Meeting of Stockholders and until such director's successor has been duly elected and qualified. Proxies will be voted for each of the nominees named below unless otherwise specified in the proxy. All of the nominees are presently members of our Board. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board. Holders of shares representing votes sufficient to elect each of the nominees named below have indicated to us their intention to vote in favor of such nominees.

        Our Board of Directors recommends that stockholders vote FOR the election of each nominee as a director of Watts Water Technologies, Inc.

 Information as to Nominees for Director

        Set forth below is the name of each nominee for director, his age, his principal occupation for at least the past five years, the year he originally became a member of our Board of Directors and certain other information. The information provided below is current as of February 1, 2009 except for the ages of the nominees, which are current as of May 13, 2009, the date of our 2009 Annual Meeting.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Robert L. Ayers	63	Mr. Ayers was Senior Vice President of ITT Industries and President of ITT Industries' Fluid Technology from October 1999 until September 2005. Mr. Ayers continued to be employed by ITT Industries from September 2005 until his retirement in September 2006, during which time he focused on special projects for the company. ITT Industries' Fluid Technology manufactures a broad range of pumps, mixers, controls and treatment systems. Mr. Ayers joined ITT Industries in 1998 as President of ITT Industries' Industrial Pump Group. Mr. Ayers is also a member of the board of directors of T-3 Energy Services, Inc.	2006

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Kennett F. Burnes	66

Mr. Burnes is the retired Chairman, President and Chief Executive Officer of Cabot Corporation, a global specialty chemicals company. He was Chairman from 2001 to March 2008, President from 1995 to January 2008 and Chief Executive Officer from 2001 to January 2008. Prior to joining Cabot Corporation in 1987, Mr. Burnes was a partner at the Boston-based law firm of Choate, Hall & Stewart, where he specialized in corporate and business law for nearly 20 years. He is a director of State Street Corporation, a member of the Dana Farber Cancer Institute's Board of Trustees and a board member of New England Conservatory. Mr. Burnes is also Chairman of the Board of Trustees of the Schepens Eye Research Institute.

			2009
Richard J. Cathcart	64

Mr. Cathcart was Vice Chairman and a member of the Board of Directors of Pentair, Inc. from February 2005 until his retirement in September 2007. Mr. Cathcart served as President and Chief Operating Officer of Pentair's Water Technologies Group from January 2001 until February 2005. Mr. Cathcart also served as Executive Vice President and President of Pentair's Water Technologies Group from February 1996 to January 2001 and as Executive Vice President, Corporate Development from March 1995 to February 1996. Pentair is a diversified manufacturing company. Pentair's Water Group provides products and systems used in the movement, storage, treatment and enjoyment of water. Mr. Cathcart is also a member of the board of directors of Fluidra S.A.

			2007
Timothy P. Horne	71	Mr. Horne served as Chairman of our Board of Directors from April 1986 to August 2002. He served as our Chief Executive Officer from 1978 to August 2002 and our President from 1976 to 1978, from 1994 to April 1997 and from October 1999 to August 2002. Mr. Horne joined Watts in 1959, and retired on December 31, 2002. Since his retirement, Mr. Horne has continued to serve Watts as a consultant.	1962
Ralph E. Jackson, Jr.	67

Mr. Jackson worked for Cooper Industries, Inc., a manufacturer of electrical products, from 1985 until his retirement in December 2003. Prior to joining Cooper Industries, Mr. Jackson worked for the Bussmann and Air Comfort divisions of McGraw-Edison from 1976 until McGraw-Edison was acquired by Cooper Industries in 1985. While with Cooper Industries, Mr. Jackson served as Chief Operating Officer from 2000 to December 2003, Executive Vice President, Electrical Operations from 1992 to 2000, and President, Bussmann Division from 1985 to 1992. Mr. Jackson served as a member of the Board of Directors of Cooper Industries from 2000 to December 2003.

			2004
Kenneth J. McAvoy	68	Mr. McAvoy served as our Chief Financial Officer and Treasurer from 1986 to 1999; our Vice President of Finance from 1984 to 1994; our Executive Vice President of European Operations from 1994 to 1996; and our Secretary from 1985 to 1999. Mr. McAvoy originally joined Watts in 1981 as Corporate Controller and retired on December 31, 1999.	1994

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
John K. McGillicuddy	65	Mr. McGillicuddy was employed by KPMG LLP, a public accounting firm, from June 1965 until his retirement in June 2000. In June 1975, Mr. McGillicuddy was elected into the Partnership of KPMG LLP, where he served as Audit Partner, SEC Reviewing Partner, Partner-in-Charge of Professional Practice, Partner-in-Charge of College Recruiting and Partner-in-Charge of Staff Scheduling. Mr. McGillicuddy is also a director of Brooks Automation, Inc. and Cabot Corporation.	2003
Gordon W. Moran	70	Mr. Moran has served as non-executive Chairman of our Board since August 2002. He has served as Chairman of Hollingsworth & Vose Company, a paper manufacturer, since 1997 and served as its President and Chief Executive Officer from 1983 to 1998.	1990
Daniel J. Murphy, III	67	Mr. Murphy has served as Chairman of Northmark Bank, a commercial bank he founded, since August 1987. Prior to forming Northmark Bank in 1987, Mr. Murphy was a Managing Director of Knightsbridge Partners, Inc., a venture capital firm, from January to August 1987 and President and a director of Arltru Bancorporation, a bank holding company, and its wholly owned subsidiary, Arlington Trust Company, from 1980 to 1986.	1986
Patrick S. O'Keefe	56	Mr. O'Keefe became our President and Chief Executive Officer in August 2002. From 1999 to 2001, Mr. O'Keefe served as President, Chief Executive Officer and director of Industrial Distribution Group, a supplier of maintenance, repair, operating and production products. From 1997 to 1999, he was Chief Executive Officer of Zep Manufacturing, a unit of National Services Industries and a manufacturer of specialty chemicals. From 1994 to 1997, Mr. O'Keefe held various senior management positions with Crane Co.	2002

Director Compensation

        Members of our Board of Directors who are employees of Watts do not receive compensation for their service as directors. Non-employee directors are compensated for their service as directors. Set forth below is a description of the annual compensation arrangements for our non-employee directors for 2008.

Annual retainer:	$30,000
Regularly scheduled Board meetings attended in person:	$2,000
Additional annual retainer for the Chairman of the Board of Directors:	$5,000
Additional annual retainer for the Chairman of the Audit Committee:	$10,000
Additional annual retainer for the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee:	$3,000
Fair market value of annual grant of class A common stock:	$45,000

        Non-employee directors receive a single fee of $2,000 for attending each regularly scheduled Board meeting in person and do not receive additional compensation for attendance at committee meetings. Non-employee directors do not receive any additional compensation for participation in meetings held by telephone conference call. We reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and for fees and reasonable out-of-pocket expenses for their attendance at director education seminars and programs they attend at the request of the Board.

        Beginning in 2007, non-employee directors received awards of class A common stock that were not subject to vesting or forfeiture. The restricted stock awards granted prior to 2007 vest in three equal annual installments beginning one year from the date of grant. If a non-employee director's service as a director is terminated for any reason (other than death or disability), any shares of restricted stock that have not vested are automatically forfeited upon termination of such service as a director. The Board granted 1,533 shares of class A common stock to each of Mr. Ayers, Mr. Cathcart, Mr. Horne, Mr. Jackson, Mr. McAvoy, Mr. McGillicuddy, Mr. Moran and Mr. Murphy as of August 1, 2008. The Board granted 1,706 shares of class A common stock to Mr. Burnes as of February 13, 2009 in connection with his election as a member of the Board. All stock awards are granted under our 2004 Stock Incentive Plan. Our Board typically approves any grants of stock awards to non-employee directors at its regularly scheduled third quarter meeting. We have adopted a practice that stock awards for non-employee directors are granted on the third business day following the release of our second quarter earnings to the public. The purpose for setting this grant date is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information.

        The following table contains information on compensation for the non-employee members of our Board of Directors during the fiscal year ended December 31, 2008.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Robert L. Ayers	38,000		54,994	—	—		92,994
Richard J. Cathcart	38,000		44,997	—	—		82,997
Timothy P. Horne	38,000		60,938	—	682,876	(3)	781,814
Ralph E. Jackson, Jr.	38,000		60,938	—	—		98,938
Kenneth J. McAvoy	41,000		60,938	—	103,022	(4)	204,960
John K. McGillicuddy	48,000		60,938	—	—		108,938
Gordon W. Moran	47,662	(5)	60,938	—	—		108,600
Daniel J. Murphy, III	41,000		60,938	—	—		101,938

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment, or FAS 123R, of stock awards under our 2004 Stock Incentive Plan and thus include amounts attributable to restricted stock awards granted prior to 2008. The amounts disregard the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2009. The grant date fair value of each stock award made to our non-employee directors during 2008 as determined in accordance with

  FAS 123R was $44,994. The following table shows the aggregate number of unvested shares of restricted stock held by each of our non-employee directors as of December 31, 2008.

Name	Unvested Shares of Restricted Stock (#)
Robert L. Ayers	243
Kennett F. Burnes	0
Richard J. Cathcart	0
Timothy P. Horne	284
Ralph E. Jackson, Jr.	284
Kenneth J. McAvoy	284
John K. McGillicuddy	284
Gordon W. Moran	284
Daniel J. Murphy, III	284
(2)
There were no stock options granted to our non-employee directors during 2008, and, with respect to stock options, no dollar amounts were recognized for financial statement reporting purposes under FAS 123R for the year ended December 31, 2008. The following table shows the aggregate number of stock options held by each of our non-employee directors as of December 31, 2008. All of the stock options were fully vested prior to 2008.

Name	Stock Options (#)
Robert L. Ayers	0
Kennett F. Burnes	0
Richard J. Cathcart	0
Timothy P. Horne	3,094
Ralph E. Jackson, Jr.	0
Kenneth J. McAvoy	9,282
John K. McGillicuddy	3,094
Gordon W. Moran	15,470
Daniel J. Murphy, III	15,470
(3)
The amount indicated for Mr. Horne under the All Other Compensation column consists of the following:

Description of Payment	Amount ($)
Consulting fees	478,638
Retirement benefit payments under our employee pension plan	146,154
Cost of secretarial services for personal business	11,999
Tax and financial planning expenses	36,875
Health insurance premiums	8,053
Reimbursement of Medicare Part B premiums	1,157
(4)
Consists of retirement benefit payments under our employee pension plan and supplemental employee retirement plan.

(5)
Includes payment of $4,662 of deferred director fees and accrued interest.

        In September 1996, we entered into a Supplemental Compensation Agreement with Timothy P. Horne, who was at that time our Chief Executive Officer and President, which provided that Mr. Horne would provide consulting services to us and receive certain compensation following his retirement as an employee of Watts. Mr. Horne retired on December 31, 2002. Under the agreement, as amended, Mr. Horne has agreed to provide consulting services to us for 300 to 500 hours per year so long as he is physically able. We agreed to pay Mr. Horne the greater of (i) one-half of the average of Mr. Horne's annual base salary as an employee of Watts during the three years immediately prior to his retirement or (ii) $400,000 for each calendar year following Mr. Horne's retirement until the date of his death, subject to certain cost-of-living increases each year. We paid Mr. Horne $478,638 for his consulting services in 2008. In the event of a change of control of Watts, Mr. Horne has the right to elect to receive a lump-sum payment instead of continuing to receive annual consulting fee payments. If Mr. Horne elects to receive the lump-sum payment, his obligation to provide consulting services to us terminates. The lump-sum payment would equal the present value of $23,650 monthly for life and would be determined with reference to discount rates and mortality tables applicable under our pension plan and an adjustment for inflation. If Mr. Horne elects to receive a lump-sum payment following a change of control of Watts, we also agreed to make a tax gross-up payment to him to cover all federal, state and local taxes payable by him with respect to the lump-sum payment. We also agreed to provide lifetime benefits to Mr. Horne, including use of secretarial services, use of an office at our corporate headquarters, retiree health insurance, reimbursement of tax and financial planning expenses, automobile maintenance expenses, one club membership, a customary director indemnification agreement and travel expenses when visiting our facilities. Our obligations to make the above-described payments to Mr. Horne and to provide the above-described benefits will not be affected or limited by Mr. Horne's physical inability to provide consulting services to us if such disability should occur. During 2008, Mr. Horne did not seek reimbursement for any automobile expenses or for any travel expenses other than for business travel undertaken at our request. Pursuant to our agreement with Mr. Horne, we employ a secretary who works part time for Mr. Horne. The cost of secretarial services included in the All Other Compensation column for Mr. Horne represents 15% of the compensation and benefits cost of Mr. Horne's secretary, which we estimate is the portion of her time that she spent working on personal matters for Mr. Horne during 2008.

        As former employees of Watts, Mr. Horne and Mr. McAvoy each receive retirement benefit payments under our pension plan and, with respect to Mr. McAvoy, our supplemental employee retirement plan. Retirement benefit payments received by each of Mr. Horne and Mr. McAvoy pursuant to these plans are reflected in the All Other Compensation column in the above table.

        Beginning in 1992 and continuing through the end of 1999, we agreed to defer payment of director fees earned by Mr. Moran for his service as a member of our Board of Directors. The deferred payments accrue interest in June and December of each year at the short term annual applicable federal rate. Mr. Moran stopped deferring payment of his director fees at the beginning of 2000. We paid Mr. Moran 10% of the deferred fees balance plus accrued interest in September 2008. The Fees Earned or Paid in Cash column of the above table includes the amount of deferred fees and interest paid to Mr. Moran during 2008. As of December 31, 2008, the remaining balance of deferred fees was $44,979.

CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

        We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and employed by other public companies. We also review guidance and interpretations provided from time to time by the SEC and the New York Stock Exchange and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.

 Role of Our Board of Directors

        Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It elects senior management and oversees succession planning and senior management's performance and compensation. Our Board oversees the development of fundamental operating, financial and other corporate plans, strategies and objectives, and conducts a year-long process which culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives.

        Members of our Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of the business with the Board, and we introduce our executives to the Board so that the Board can become familiar with our key employees. In addition, we hold periodic strategy sessions between members of senior management and the Board, during which members of the senior management team provide in-depth reviews of various aspects of our business operations and discuss our strategy with respect to such operations.

        In 2008, our Board met nine times and each director attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.

Performance of Our Board

        Our Board considers it important to continually evaluate and improve its effectiveness and that of its committees. Our Board and each of its standing committees conduct annual self-evaluations. The Nominating and Corporate Governance Committee oversees our Board's self-evaluation process. The results of each committee's annual self-evaluation are reported to the full Board.

Business Ethics and Compliance

        We have adopted Codes of Business Conduct and Ethics applicable to all officers, employees and Board members worldwide. The Codes of Business Conduct and Ethics are posted in the "Investor Relations" section of our website at http://www.wattswater.com, and print copies will be made available free of charge on written request to our corporate Secretary at our principal executive offices. Any amendments to, or waivers of, the Codes of Business Conduct and Ethics which apply to our Chief Executive Officer, Chief Financial Officer, Corporate Controller or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Independence of Non-Employee Directors

        The listing standards of the New York Stock Exchange require companies listed on the New York Stock Exchange to have a majority of independent directors. The New York Stock Exchange listing standards generally provide that a director will not be independent unless such director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, a director is not independent if (1) the director is, or has been within the last three years, employed by us, or an immediate family member is, or has been within the last three years, one of our executive officers, (2) the director or a member of the director's immediate family has received during any twelve-month period within the last three years more than $120,000 in direct compensation from us other than director and committee fees and pension or other deferred compensation for prior service as an employee, (3) the director or an immediate family member is a current partner of a firm that is our internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who personally works on our audit, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time, (4) the director or a member of the director's immediate family is, or has been within the last three years, employed as an executive officer of another company where one of our executive officers at the same time serves or served on the compensation committee of such company, or (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Our Board has reviewed all relationships between Watts and each non-employee director to determine compliance with the New York Stock Exchange standards described above and to evaluate whether there are any other facts or circumstances that might impair a director's independence. As part of its review of Mr. Murphy's independence, the Board considered that Watts maintains deposit accounts with Northmark Bank, of which Mr. Murphy serves as Chairman. The Board determined that Mr. Murphy's position as Chairman of a bank where Watts maintains certain of its funds, but with which Watts has no additional banking relationship or credit facility and from which Watts has borrowed no funds, does not give rise to a material relationship with Watts that would affect Mr. Murphy's independence. Based on its review, the Board determined that Mr. Ayers, Mr. Burnes, Mr. Cathcart, Mr. Jackson, Mr. McAvoy, Mr. McGillicuddy, Mr. Moran and Mr. Murphy are independent directors.

Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board's policies on governance issues. The Corporate Governance Guidelines are posted in the "Investor Relations" section of our website at http://www.wattswater.com, and a print copy will be made available free of charge on written request to our corporate Secretary at our principal executive offices.

Executive Sessions

        In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session at least quarterly. At least one executive session includes only independent directors. The Chairman of the Board or, in his absence, a director chosen by the non-management directors in attendance, presides at such meetings.

Communications with the Board

        Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management directors as a group. All correspondence will be forwarded to the intended recipient(s).

Annual Meeting Attendance

        Directors are encouraged to attend our annual meetings of stockholders. Eight of our then nine directors attended the 2008 Annual Meeting of Stockholders either in person or by telephone conference call.

Committees of the Board

        Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable New York Stock

Exchange and SEC rules. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee in the "Investor Relations" section of our website at http://www.wattswater.com, and print copies will be made available free of charge upon written request to our corporate Secretary at our principal executive offices. The Board also appoints from time to time ad hoc committees to address specific matters.

        Audit Committee.    The Audit Committee consists of Mr. McGillicuddy (Chairman), Mr. Ayers, Mr. Burnes and Mr. McAvoy. Mr. Burnes became a member of the Audit Committee on February 9, 2009. Mr. Cathcart served as a member of the Audit Committee until February 9, 2009, when he stepped down from the Committee in connection with his appointment as Chairman of the Compensation Committee. The Board has made a determination that each of the members of the Audit Committee satisfies the independence requirements of the New York Stock Exchange as well as Rule 10A-3 under the Securities Exchange Act of 1934. In addition, the Board has determined that each of Mr. McGillicuddy and Mr. McAvoy is an "audit committee financial expert," as defined by SEC rules. During 2008, the Audit Committee held eight meetings. Our Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and the performance of our internal audit function. This includes the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of the annual independent audit of our financial statements, the review of our Codes of Business Conduct and Ethics, the establishment of "whistle-blowing" procedures, and the oversight of other compliance matters.

        Compensation Committee.    The Compensation Committee consists of Mr. Cathcart (Chairman), Mr. Jackson, Mr. Moran and Mr. Murphy. Mr. Cathcart joined the Compensation Committee on February 9, 2009. During 2008, the Compensation Committee held seven meetings. Our Compensation Committee is responsible for shaping the principles, strategies and compensation philosophy that guide the design and implementation of our employee compensation programs and arrangements. Its primary responsibilities are to:

  •
  evaluate the performance of our Chief Executive Officer and, either as a committee or together with the independent members of our Board of Directors, determine the compensation of our Chief Executive Officer;

  •
  review management's proposals for the compensation of our other executive officers and submit its recommendations regarding base salaries and target bonus amounts to our Board of Directors for review and approval;

  •
  approve annual performance bonus objectives and annual bonus amounts paid to our executive officers under our Executive Incentive Bonus Plan;

  •
  approve all stock awards granted under our 2004 Stock Incentive Plan and the participants in our Management Stock Purchase Plan;

  •
  review and submit its recommendations to our Board of Directors on compensation for non-employee directors;

  •
  review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement; and

  •
  monitor our policies and practices for the development and succession of senior management.

        The Compensation Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. The Chairman of the Compensation Committee works with our Chief Executive Officer to establish the agenda for each meeting. Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials that members of the Compensation Committee have requested. The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when the Compensation Committee deems it appropriate to do so in order to carry out its responsibilities.

        The Compensation Committee is authorized under its charter to retain consultants to assist it in the evaluation of executive compensation and to approve the fees and other retention terms for its consultants. During 2008, the Compensation Committee engaged Pearl Meyer & Partners as a compensation consultant to review our compensation programs and provide advice to the Compensation Committee with respect to the aggregate level of our executive compensation as well as the mix of elements used to compensate our executive officers. Pearl Meyer & Partners does not provide any other consultation services to Watts. As appropriate, the Compensation Committee also looks to our human resources department to support the Compensation Committee in its work and to provide necessary information.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee consists of Mr. McAvoy (Chairman), Mr. Ayers, Mr. Burnes, Mr. Jackson and Mr. Moran. Mr. Burnes became a member of the Nominating and Corporate Governance Committee on February 9, 2009. Mr. Cathcart served as a member of the Nominating and Corporate Governance Committee until February 9, 2009, when he stepped down from the Committee in connection with his appointment as Chairman of the Compensation Committee. During 2008, the Nominating and Corporate Governance Committee held four meetings. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of stockholders. The Nominating and Corporate Governance Committee is also responsible for periodically reviewing our Corporate Governance Guidelines and recommending any changes thereto, overseeing the evaluation of the Board and management, and approving related person transactions.

        The Nominating and Corporate Governance Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to our corporate Secretary at our principal executive offices and marked to the attention of the Nominating and Corporate Governance Committee. In order to be considered for inclusion as a nominee for director in our proxy statement for our 2010 Annual Meeting of Stockholders, a recommendation must be received no later than November 27, 2009. Recommendations must be in writing and must contain the information set forth in Section IV.C of the Nominating and Corporate Governance Committee charter, which is available in the "Investor Relations" section of our website at http://www.wattswater.com or on written request to our corporate Secretary at our principal executive offices. The minimum qualifications and specific qualities and skills required for a nominee for director are that the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. Additional factors to be considered by the Nominating and Corporate Governance Committee in selecting nominees for the Board are set forth in Exhibit A to the Nominating and Corporate Governance Committee charter. In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee may consider potential candidates suggested by current directors, company officers, employees, third-party search firms and others. The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee's review is typically based on any written materials provided with respect to the potential candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.

        Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures described later in this proxy statement under "Stockholder Proposals".

        Mr. Burnes, who is standing for election as a member of our Board of Directors for the first time at the 2009 Annual Meeting, was recommended for nomination to the Nominating and Corporate Governance Committee by Mr. Horne.

Compensation Committee Interlocks and Insider Participation

        During 2008, Mr. Jackson, Mr. Moran and Mr. Murphy served as members of the Compensation Committee of our Board of Directors. None of the directors who served as members of the Compensation Committee during 2008 is or has been an executive officer or employee of Watts.

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Policies and Procedures for Related Person Transactions

        Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Watts is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board's Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of Watts. The committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual consolidated gross revenues of Watts; and

  •
  a transaction that is specifically contemplated by provisions of our charter or bylaws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our class A and class B common stock as of February 1, 2009, by:

  •
  each person or entity known by us to own beneficially more than 5% of either class of our common stock;

  •
  each of our directors;

  •
  each of the executive officers named in the summary compensation table; and

  •
  all of our directors and executive officers as a group.

        In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and we have included all shares that the stockholder has the right to acquire within 60 days after February 1, 2009 through the exercise of stock options, the settlement of restricted stock units or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after February 1, 2009 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the percentages for any other stockholder.

			Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number		Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Voting Power
Timothy P. Horne	7,232,843	(3)(4)	19.8%	99.0%	70.7%
Daniel W. Horne	1,666,970	(5)	5.4	22.9	16.3
Deborah Horne	1,666,970	(5)	5.4	22.9	16.3
Peter W. Horne	1,580,770	(6)	5.1	21.2	15.2
Gabelli Funds, LLC, et al.	3,867,798	(7)	13.2	0	3.8
Barclays Global Investors, NA, et al.	1,953,410	(8)	6.7	0	1.9
Dimensional Fund Advisors LP	1,883,153	(9)	6.4	0	1.8
Pictet Asset Management SA	1,817,700	(10)	6.2	0	1.8
Invesco Ltd.	1,790,497	(11)	6.1	0	1.8
Keeley Asset Management Corp.	1,623,900	(12)	5.6	0	1.6
Robert L. Ayers	8,610	(13)	*	0	*
Kennett F. Burnes	0	(14)	0	0	0
Richard J. Cathcart	3,212	(15)	*	0	*
J. Dennis Cawte	78,697	(16)	*	0	*
Ernest E. Elliott	86,595	(17)	*	0	*
Josh C. Fu	3,333	(18)	*	0	*
Ralph E. Jackson, Jr.	17,402	(19)	*	0	*
Kenneth J. McAvoy	13,751	(20)	*	0	*
William C. McCartney	160,356	(21)	*	0	*
John K. McGillicuddy	8,563	(22)	*	0	*
Gordon W. Moran	29,768	(23)	*	0	*
Daniel J. Murphy III	28,148	(24)	*	0	*
Patrick S. O'Keefe	319,359	(25)	1.1	0	*
All executive officers and directors (19 persons)	8,066,227	(26)	21.8%	99.0%	71.1%

*
Represents less than 1%

(1)
The address of each stockholder in the table is c /o Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, except that (1) the address of Gabelli Funds, LLC et al. is One Corporate Center, Rye, New York 10580, (2) the address of Barclays Global Investors, NA, et al. is 45 Fremont Street, San Francisco, California 94105, (3) the address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, (4) the address of Pictet Asset Management SA is 60 Route des Acacias, Geneva 73, Switzerland CH-12 11, (5) the address of Invesco Ltd. is 1360 Peachtree Street NE, Atlanta, Georgia 30309, and (6) the address of Keeley Asset Management Corp. is 401 South LaSalle Street, Chicago, Illinois 60605.

(2)
The number of shares and percentages has been determined as of February 1, 2009 in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. At that date, a total of 36,545,619 shares were outstanding, of which 29,251,739 were shares of class A common stock and 7,293,880 were shares of class B common stock. Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. Each share of class B common stock is convertible into one share of class A common stock. A holder of shares of class B common stock is deemed to beneficially own the shares of class A common stock into which the class B shares are convertible. Shares of class A common stock are not convertible. The table's voting percentage reflects the applicable beneficial owner's one vote per share of class A common stock plus ten votes per share of class B common stock, if any, divided by the total number of possible votes.

(3)
Consists of (i) 2,204,390 shares of class B common stock and 5,585 shares of class A common stock held by Timothy P. Horne (for purposes of this footnote 3, "Mr. Horne"), (ii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Daniel W. Horne, Mr. Horne's brother, for which Mr. Horne serves as sole trustee, (iii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Deborah Horne, Mr. Horne's sister, for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 1,495,010 shares of class B common stock held by a revocable trust for the benefit of Peter W. Horne, Mr. Horne's brother, for which Peter W. Horne serves as sole trustee, (v) 22,600 and 20,200 shares of class B common stock held for the benefit of Tiffany R. Horne and Tara V. Horne (Mr. Horne's daughters), respectively, under irrevocable trusts for which Mr. Horne serves as trustee, (vi) 147,740 shares of class B common stock held by a revocable trust for the benefit of Tiffany Rae Horne, (vii) 3,094 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009, and (viii) 284 shares of class A common stock issued to Mr. Horne as a restricted stock award under the Company's 2004 Stock Incentive Plan, which remain subject to certain restrictions on the transfer and disposition of such shares. All of the shares of class B common stock noted in clauses (i) through (vi) (7,223,880 shares of class B common stock in the aggregate) are subject to The Amended and Restated George B. Horne Voting Trust Agreement—1997 ("1997 Voting Trust") for which Mr. Horne serves as trustee. (See footnote 4 for a description of the 1997 Voting Trust).

(4)
7,223,880 shares of class B common stock in the aggregate (see footnote 3) are subject to the terms of the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Daniel J. Murphy III, a director of the Company, and Walter J. Flowers, a partner in the law firm of Flowers and Manning (each, a "Successor Trustee" and collectively, the "Successor Trustees"), shall thereupon become co-trustees of the 1997 Voting Trust. If a Successor Trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining two Successor Trustees, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees do not unanimously concur on any matter not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of class B common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original depositor of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to restrictions on transfer applicable to the stock that they represent. Timothy P. Horne holds 30.5% of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") individually, 23.1% of the Beneficial Interest as trustee of a revocable trust for the benefit of Daniel W. Horne, 23.1% of the Beneficial Interest as trustee of a revocable trust for the benefit of Deborah Horne, 20.7% of the Beneficial Interest as trustee of a revocable trust for the benefit of Peter W. Horne, 0.3% and 0.3% of the Beneficial Interest as trustee of two irrevocable trusts for the benefit of Tiffany Rae Horne and Tara V. Horne, respectively, and 2.1% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tiffany Rae Horne are subject (representing an aggregate of 100% of the Beneficial Interest). Tara V. Horne as beneficiary of an irrevocable trust holds 0.3% of the Beneficial Interest. Tiffany R. Horne as beneficiary of an irrevocable trust holds 0.3% of the Beneficial Interest.

(5)
All of the shares are class B common stock and are held in a revocable trust for which Timothy P. Horne serves as sole trustee. All of the shares are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust).

(6)
Consists of 35,760 shares of class A common stock and 1,545,010 shares of class B common stock, which are held in a revocable trust for which Peter W. Horne serves as sole trustee. 1,495,010 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust).

(7)
The amount shown and the following information are based solely on a Schedule 13D/A filed with the SEC on June 4, 2008 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., Gabelli Securities, Inc., and Mario J. Gabelli reporting their aggregate holdings of shares of class A common stock. Mario J. Gabelli directly and indirectly controls the entities filing the Schedule 13D/A, which entities are primarily investment advisors to various institutional and individual clients, including registered investment companies and pension plans, as broker/dealer and as general partner of various private investment partnerships. Each of the reporting persons and other related entities has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 101,500 of the reported shares; (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares held by each of the funds for which Gabelli Funds, LLC provides discretionary managed account services (collectively, the "Funds") so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Watts and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund's shares; (iii) at any time, the proxy voting committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations; and (iv) the power of Mario J. Gabelli is indirect with respect to the class A common stock beneficially owned directly by other reporting persons referenced above.

(8)
The amount shown and the following information are based solely on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd. (collectively, "Barclays"). The Schedule 13G states that the reported shares are held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays has sole voting and investment power with respect to the shares.

(9)
The amount shown and the following information are based solely on a Schedule 13G filed with the SEC on February 9, 2009. The Schedule 13G states that Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"). In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses sole investment and voting power over the reported shares that are owned by the Funds, and may be deemed to be the beneficial owner of the reported shares held by the Funds. However, all of the reported shares are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.

(10)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 11, 2009 by Pictet Asset Management SA. The Schedule 13G/A states that Pictet Asset Management SA disclaims beneficial ownership of the shares reported, which are owned of record and beneficially by three non-U.S. investment funds managed by Pictet Asset Management. The Schedule 13G/A indicates the Pictet Asset Management has sole voting and investment power with respect to the shares.

(11)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 12, 2009 by Invesco Ltd. on behalf of its subsidiaries Invesco National Trust Company and PowerShares Capital Management LLC. Invesco disclaims beneficial ownership of the reported shares. Invesco through its subsidiaries has sole voting and investment power with respect to the shares.

(12)
The amount shown and the following information are based solely on a Schedule 13G filed with the SEC on February 13, 2009 by Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. Keeley Asset Management Corp. has sole voting power with respect to 1,605,800 of the reported shares and investment power with respect to all of the reported shares.

(13)
Consists of 8,367 shares of class A common stock held by Mr. Ayers and 243 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(14)
Mr. Burnes became a member of our Board of Directors on February 9, 2009 and received an award of 1,706 shares of class A common stock on February 13, 2009 in connection with his election to the Board.

(15)
Consists of shares of class A common stock held by Mr. Cathcart.

(16)
Consists of 2,777 shares of class A common stock held by Mr. Cawte, 61,500 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009, 8,031 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2009, and 6,389 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(17)
Consists of 11,057 shares of class A common stock held by Mr. Elliott, 50 shares of class A common stock held by Mr. Elliott's wife, 59,386 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009, 8,046 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2009, and 8,056 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(18)
Consists of shares of class A common stock issued to Mr. Fu as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(19)
Consists of 17,118 shares of class A common stock held by Mr. Jackson and 284 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(20)
Consists of 4,185 shares of class A common stock held by Mr. McAvoy, 9,282 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009, and 284 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(21)
Consists of 16,464 shares of class A common stock held by Mr. McCartney, 128,750 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009, 5,419 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2009, and 9,723 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(22)
Consists of 5,185 shares of class A common stock held by Mr. McGillicuddy, 3,094 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009, and 284 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(23)
Consists of 14,014 shares of class A common stock held by Mr. Moran, 15,470 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009, and 284 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(24)
Consists of 11,994 shares of class A common stock held by Mr. Murphy, 400 shares of class A common stock beneficially owned by Mr. Murphy as trustee of a trust, 15,470 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009, and 284 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(25)
Consists of 64,472 shares of class A common stock held by Mr. O'Keefe, 207,500 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009, 27,942 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2009, and 19,445 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(26)
Consists of 167,402 shares of class A common stock, 7,223,880 shares of class B common stock, 553,671 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2009, 50,822 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2009, and 70,452 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

        Our compensation philosophy is to align compensation levels closely with the achievement of business performance objectives and the creation of shareholder value. We believe that a significant portion of executive compensation should be tied directly and primarily to the performance of the business, and secondarily to individual performance goals. We have developed our overall compensation strategy and specific compensation arrangements accordingly, and believe that they enable us to meet key objectives that include:

  •
  Rewarding competitive business performance with competitive pay, less-than-competitive business performance with less-than-competitive pay, and superior business performance with superior pay.

  •
  Providing transparent compensation arrangements that are simple and easy to communicate.

  •
  Providing a degree of flexibility that supports our efforts to attract and retain executive talent by varying base compensation levels according to individual performance and potential.

  •
  Providing an appropriate balance of risk and reward.

Compensation Mix

        We believe that a significant portion of executive compensation should be variable, performance-based compensation as opposed to fixed compensation. Variable compensation includes cash bonuses under our Executive Incentive Bonus Plan for achievement of specified company-wide or business segment performance objectives and stock-based compensation whose value is dependent upon long-term appreciation in stock price. Fixed compensation consists primarily of an executive officer's base salary.

        The value of our variable, performance-based compensation is split between short-term compensation in the form of a cash performance bonus and long-term compensation in the form of stock awards that vest over time. The annual cash performance bonus is intended to provide an incentive to our executives to achieve near-term operational objectives. The stock awards provide an incentive for our executives to achieve longer-term strategic business goals, which should lead to higher stock prices and increased stockholder value. We encourage our executives to shift all or a portion of their short-term variable compensation into the form of long-term compensation in order to more closely align their behavior with long-term value creation. We do this by giving our executives the option to invest all or a portion of their cash performance bonus in our stock through our Management Stock Purchase Plan. Stock purchased under the Management Stock Purchase Plan vests over three years, and receipt of the stock can be deferred by the executive for an additional number of years beyond the three-year vesting period. The Management Stock Purchase Plan is discussed in greater detail below under "Elements of Compensation—Stock Plans—Management Stock Purchase Plan."

Benchmarking

        Benchmarking is only one factor, among many, that we rely on in establishing our compensation levels and program design. We use information regarding pay practices at other comparable companies in two respects. First, we use benchmarking information to evaluate whether our compensation practices are competitive in the marketplace in which we compete for executive talent. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of our executive compensation.

        In 2008, the Compensation Committee reviewed compensation levels for our Chief Executive Officer against compensation levels at the companies in two peer groups identified by Pearl Meyer & Partners and approved by the Compensation Committee. Pearl Meyer & Partners employed a rules-based process to identify and select firms to include in the peer groups based on the similarity of their business model and product offering to Watts as well as the similarity of their annual revenues and market capitalization. Based on these selection criteria, the following thirteen companies were included in the first industry peer group for fiscal 2008: A.O. Smith Corporation, CIRCOR International, Inc., CLARCOR Inc., Colfax Corporation, Crane Co., Flowserve Corporation, Gardner Denver, Inc., Graco Inc., IDEX Corporation, Mueller Industries, Inc., Mueller Water Products, Inc., Pentair, Inc., and Robbins & Myers, Inc. This peer group had median annual revenue of approximately $1.81 billion and median market capitalization of $2.19 billion. Pearl Meyer & Partners also selected a sub-group of these peer companies for comparison purposes consisting of the seven companies in the larger peer group that most closely resemble Watts in terms of their business model and product offering. This sub-group of peer companies consisted of CIRCOR International, Inc., Colfax Corporation, Flowserve Corporation, IDEX Corporation, Mueller Industries, Inc., Mueller Water Products, Inc., and Pentair, Inc. The sub-group had median annual revenue of approximately $1.81 billion and median market capitalization of $1.33 billion. The Compensation Committee was advised that Watts' annual revenue approximated the 38th percentile as compared to the larger peer group and the 29th percentile as compared to the sub-group. In using the peer group benchmarking data, the Compensation Committee took into consideration that the peer group information included companies that were larger than Watts.

        In general, we pay our executive officers modest base salaries relative to the other elements of compensation, and the amount of the performance bonus determines whether the aggregate cash compensation paid to our executives meets, exceeds or falls short of the median cash compensation paid to those holding similar positions at comparable companies. Our intention is that if we achieve 100% of our bonus objectives, then the total cash compensation, including base salary and performance bonus, paid to an executive officer should be at approximately the midpoint in the total cash compensation range for similar positions at comparable companies. Accordingly, if we achieve greater than 100% of our bonus objectives, then our executive officers should receive total cash compensation above the midpoint of this range and if we achieve less than 100% of our bonus objectives, then our executive officers should receive total cash compensation below the midpoint of this range.

Elements of Compensation

        Our executive compensation program consists of three key components, each of which is intended to serve the overall compensation philosophy: base salary, an annual performance bonus and stock incentive awards, including purchases of restricted stock units and grants of stock options and restricted stock. In addition, we provide our executive officers with limited perquisites, which are primarily intended to maintain our competitive position for attracting and retaining executive talent. Each of these programs is discussed in greater detail below.

Base Salary

        The base salaries paid to our executive officers are intended to compensate core positional responsibilities and provide stability with regards to one element of pay. The Compensation Committee meets with members of management at its regularly scheduled third quarter meeting to review the recommendations of senior management regarding adjustments in the base salary amounts for our executive officers other than our Chief Executive Officer. As part of its review, the Compensation Committee receives and discusses with management the following information:

  •
  reports on financial performance versus budget and compared to prior-period performance;

  •
  individual performance evaluations of our executive officers;

  •
  tally sheets setting forth the total compensation of our executive officers, including base salary, bonus potential, equity awards, pension values, perquisites and other compensation; and

  •
  information regarding compensation programs and compensation levels for executive officers of companies in our benchmarking peer groups and other comparable companies.

        In general, the performance of executive officers with functional or administrative responsibilities is considered by reviewing the extent to which the function made a positive contribution to the achievement of our financial and strategic goals. In the case of executive officers with responsibility for one or more business segments or units, the business results of those segments or units are also considered. Management and the Compensation Committee also consider, where appropriate, certain non-financial performance measures, such as market expansion, corporate development and acquisitions, achievement of manufacturing efficiencies, product quality and/or relations with customers, suppliers or employees. Base salaries for new executive officers are initially determined by evaluating the scope, complexity and degree of challenge associated with the position held and the experience of the individual, coupled with a review of the compensation for similar positions at companies in our peer groups and other comparable companies. Based on management's recommendations, the materials presented for its review, and its own evaluation of the performance of our executive officers, the Compensation Committee submits a recommendation to the full Board of Directors on the base salary amounts of our executive officers other than our Chief Executive Officer for its review and approval.

        The target compensation level used by management in making its recommendations is the midpoint in the base salary range for similar positions at companies in our peer groups and other comparable companies. Based on the performance evaluations of each of our executive officers for 2008, our Chief Executive Officer recommended increases in the base salaries of our other executive officers ranging from 2.6% to 4.5%. The Compensation Committee accepted management's recommendations, and our Board of Directors approved the recommended salary levels at its regularly scheduled meeting held on July 29, 2008.

        The Compensation Committee and the Nominating and Corporate Governance Committee jointly reviewed the performance of our Chief Executive Officer during the second quarter of 2008. This evaluation included a review of the same information provided to the Compensation Committee in connection with its review and evaluation of the compensation of our executive officers and a separate discussion with our Chief Executive Officer regarding his performance and individual performance goals. Based on its evaluation of Mr. O'Keefe's individual contributions to the company over the previous year and his accomplishment of individual objectives set by the Board, on July 28, 2008 the Compensation Committee approved an increase in Mr. O'Keefe's base salary from $665,000 to $695,000.

Annual Performance Bonus

        Under the Executive Incentive Bonus Plan, each of our executive officers is eligible for an annual cash bonus. We offer our executives an opportunity to earn a bonus in order to focus our executives on execution against specific short-term goals and reward performance based on achievement relative to such goals. Corporate performance objectives are established during the first quarter of each fiscal year by our Compensation Committee after consultation with our Chief Executive Officer. For 2008, most participants were generally assigned three objectives consisting of a sales objective, a free cash objective, and an earnings objective. The free cash objective measures the amount of free cash generated during the fiscal year as a percentage of net income. Free cash represents the amount of cash generated by operations during the year less net capitalized expenditures. The Compensation Committee believed that it would be important for Watts to generate substantial cash during 2008 given the worsening economic conditions. The Compensation Committee replaced the previously utilized economic value added, or EVA, objective with a free cash objective in order to focus management's attention on cost reductions, working capital management and capital expenditures control, all of which serve to generate free cash. Our earnings objective consists of operating earnings excluding costs associated with our manufacturing restructuring plan and a goodwill impairment charge relating to our water quality reporting unit. Mr. Cawte was assigned a days working capital objective instead of a free cash objective for 2008 because working capital management is a key element in generating free cash and days working capital was an area within our European segment that management deemed to be in need of improvement. Days working capital is the average number of days a company takes to convert working capital into sales revenue. The fewer the number of days, the more efficient the use of working capital. All of these objectives are intended to align the interests of our management with the interests of our stockholders. We believe that the capital markets evaluate companies in our industry based primarily on their ability to grow their businesses profitably while maintaining adequate returns on their invested capital. Our bonus objectives provide an incentive to management to maintain a balanced approach to growth, with equal emphasis on revenues, profitability and return on capital. If we are successful in meeting or exceeding our goals under these three objectives, we believe that this will lead to the creation of additional value for our stockholders.

        Each of our executive officers has a target bonus percentage expressed as a percentage of base salary, but actual bonus opportunity ranges from 0% to 200% of target depending on our performance with respect to the objectives described above. The Compensation Committee, in consultation with the Chief Executive Officer, determines the relative weight to be assigned to each objective. Each of the three bonus objectives typically carries a percentage weight of 33 1/3% of the executive officer's bonus. The Compensation Committee believes that the target bonus for each executive officer should generally allow such officer to achieve the midpoint in the total cash compensation range for similar positions at comparable companies when we achieve 100% of the performance objectives. Correspondingly, executive officers should receive total cash compensation above the midpoint of such range when we achieve greater than 100% of the performance objectives and below the midpoint of such range when we achieve less than 100% of the performance objectives.

        For each executive officer whose position is substantially tied to a business segment or unit, some or all of such officer's 2008 bonus objectives were based on the performance of such segment or unit. For 2008, Mr. O'Keefe's and Mr. McCartney's bonuses were based on the performance of our company as a whole, Mr. Elliott's and Mr. Fu's bonuses were based on the combined performance of our North America and China segments, and Mr. Cawte's bonus was based on the performance of our Europe segment. In the discretion of the Compensation Committee, an executive officer may be assigned alternative goals based on individual performance objectives or alternative business objectives.

        For 2008, the Compensation Committee set the following performance targets under our bonus objectives for our named executive officers:

Entire Company

Sales (in millions)			Operating Earnings (in millions)			Free Cash (as a percentage of net income)

0%	100%	200%	0%	100%	200%	0%	100%	200%

$1,382.0	$1,504.0	$1,578.0	$133.3	$147.6	$160.5	80%	100%	120%

North America and China Segments

Sales (in millions)			Operating Earnings (in millions)			Free Cash (as a percentage of net income)

0%	100%	200%	0%	100%	200%	0%	100%	200%

$929.7	$988.7	$1,047.6	$108.8	$121.3	$133.8	80%	100%	120%

 Europe Segment

Sales (in millions)			Operating Earnings (in millions)			Days Working Capital

0%	100%	200%	0%	100%	200%	0%	100%	200%

€334.6	€386.0	€399.7	€39.1	€41.4	€43.7	140.9	128.7	116.5

        Our results with respect to the performance targets set for our named executive officers for 2008 were as follows:

Entire Company

Sales (in millions)	Percentage of Sales Objective	Operating Earnings (in millions)	Percentage of Operating Earnings Objective	Free Cash (as a percentage of net income)	Percentage of Free Cash Objective

$1,459.4	63%	$122.6	0%	188%	200%

North America and China Segments

Sales (in millions)	Percentage of Sales Objective	Operating Earnings (in millions)	Percentage of Operating Earnings Objective	Free Cash (as a percentage of net income)	Percentage of Free Cash Objective

$912.2	0%	$87.9	0%	210%	200%

Europe Segment

Sales (in millions)	Percentage of Sales Objective	Operating Earnings (in millions)	Percentage of Operating Earnings Objective	Days Working Capital	Percentage of Days Working Capital Objective

€377.7	84%	€45.1	200%	122.7	149%

        Each of the three bonus objectives for our company as a whole, North America and China segments and Europe segment carried a percentage weight of 33 1/3% of the named executive officer's bonus. Accordingly, Mr. O'Keefe and Mr. McCartney each earned 88% of his target bonus amount for 2008, Mr. Elliott and Mr. Fu each earned 68% of his target bonus amount, and Mr. Cawte earned 144% of his target bonus amount.

Stock Plans

        We provided equity-based incentive compensation for executive officers during 2008 in the form of the purchase of restricted stock units under our Management Stock Purchase Plan and the grant of stock options and restricted stock awards under our 2004 Stock Incentive Plan. The Compensation Committee believes equity-based incentive compensation aligns executive and stockholder interests because (i) the use of a multi-year vesting schedules for restricted stock units, stock options and restricted stock awards encourages executive retention and emphasizes long-term growth, and (ii) paying a significant portion of management's compensation in equity provides management with an incentive to increase stockholder value over the long term.

        Management Stock Purchase Plan.    Our Management Stock Purchase Plan is intended to provide an incentive for our executives to purchase and hold more of our class A common stock, thereby more closely aligning their interests with the interests of our stockholders. The Compensation Committee approves the participants in the Management Stock Purchase Plan based on recommendations made by senior management. Under the Management Stock Purchase Plan, participants may elect to receive restricted stock units in lieu of all or a portion of their pre-tax annual incentive bonus and, in some circumstances, make after-tax contributions up to 100% of the participant's maximum bonus in exchange for restricted stock units. Participants are required to make an election no later than the last day of the fiscal year prior to the year in which such annual incentive bonus is earned. For 2008, Mr. O'Keefe and Mr. Cawte each elected to contribute 100% of their performance bonus to the purchase of restricted stock units and Mr. Elliott and Mr. McCartney each elected to contribute 50% of his performance bonus to the purchase of restricted stock units. Mr. Fu did not participate in the Management Stock Purchase Plan for 2008 because his employment with Watts did not begin until January 1, 2008.

        Each restricted stock unit represents the right to receive one share of class A common stock after a three-year vesting period, and a participant may elect to defer receipt of the underlying stock for an additional period of time after the end of the vesting period. The Management Stock Purchase Plan permits a participant to defer compensation and the income taxes due thereon until the restricted stock units are converted to stock. Restricted stock units are granted at a discount of 33% from the closing sale price of our class A common stock on the date of grant. Under the terms of the Management Stock Purchase Plan, the date of grant is deemed to be the third business day after the date on which we release our year-end earnings to the public. The purpose for setting the grant date of restricted stock units three days following the release of our year-end earnings to the public is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information.

        Stock Options and Restricted Stock Awards.    The Compensation Committee typically grants stock options and restricted stock awards under the 2004 Stock Incentive Plan once each year at its regularly scheduled third quarter meeting. Senior management provides recommendations to the Compensation Committee on the number of stock options and restricted stock awards to be granted to our executive officers and employees, other than our Chief Executive Officer. The Compensation Committee determines the number of stock options and restricted stock awards to be granted to our Chief Executive Officer. The Compensation Committee evaluates the size of stock option grants and restricted stock awards based on factors similar to those used to determine base salaries and annual bonuses, and also reviews information on the stock ownership of our executive officers and their compliance with our stock ownership guidelines and information on equity compensation plan dilution. Stock options and restricted stock are intended to align the interests of our executives with those of our stockholders by motivating them to achieve long-term strategic goals and thereby increase the value of our stock.

        We grant a mix of stock options and restricted stock in order to achieve a balance between the retention benefits of restricted stock and the long-term performance incentives provided by stock options. Our intention is that half of the value of an executive's equity award should be in the form of stock options and half of the value should be in the form of restricted stock. Because recipients of restricted stock receive the full market value of their shares of restricted stock rather than just the amount of any appreciation in the value of our stock after the date of grant, a share of restricted stock is considered to have more value on the date of grant than an option to purchase a share of stock. The Compensation Committee has determined that one share of restricted stock is roughly equal in value to an option to purchase three shares of stock. Accordingly, the number of shares of restricted stock the Compensation Committee awarded to our executive officers is equal to one-third of the number of shares underlying their stock option grant. We will examine this ratio periodically to ensure that the intended value is being delivered appropriately through options and restricted stock.

        Beginning in 2005, we adopted a practice that annual equity awards under the 2004 Stock Incentive Plan should be granted as of the third business day following the release of our most recent quarterly earnings to the public. The purpose for setting the grant date of stock options on a day following the release of our most recent quarterly earnings to the public is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information.

Perquisites

        We provide our executive officers with a limited number of perquisites as part of their compensation arrangements, including the choice of receiving a cash automobile allowance or the use of an automobile leased by Watts. The amount of the automobile allowance or the maximum amount of the lease payments for the automobile used by each executive officer is determined by our Chief Executive Officer, and the Compensation Committee determines the maximum amount of our Chief Executive Officer's automobile lease payments. We also pay maintenance expenses for the leased automobiles and provide automobile insurance coverage under our corporate umbrella policy. We offer these perquisites as a means of providing additional compensation that is designed to provide convenience in light of the extraordinary demands on our executive officers' time.

Employment Agreements

        None of our executive officers has an employment agreement with us.

        We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide indemnity, including the advancement of expenses, to our directors and executive officers against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Post-Termination Compensation and Change in Control Arrangements

        None of our current executive officers had any arrangement or agreement during 2008 that provided for severance payments. In February 2008, we entered into a resignation agreement with Paul A. Lacourciere, our former Executive Vice President of Manufacturing, which provided Mr. Lacourciere with compensation relating to the termination of his employment with us. We believe that the compensation provided to Mr. Lacourciere pursuant to his resignation agreement was fair and reasonable for an executive officer at his level. In addition, the general release in the resignation agreement provides us with assurance that management will not be distracted with having to deal with future claims related to the termination of Mr. Lacourciere's employment. We believe that providing fair and reasonable severance compensation to our departing executives on a case-by-case basis will allow us to continue to attract and retain talented executives without entering into binding employment or severance agreements as a pre-condition to their joining our company.

        We provide retirement benefits through a combination of a qualified defined benefit pension plan and a qualified defined contribution 401(k) plan for all of our full-time employees who are United States residents. Benefits under our pension plan are determined by years of service and compensation amounts. For benefits under the pension plan, 25 years is the maximum number of years of service participants in the plan can accrue. Pension benefits are determined generally based on the highest five consecutive years of compensation within the last ten years of service. Employees who retire early receive reduced benefits under the pension plan. We discuss other material terms of the pension plan later in this proxy statement under "Executive Compensation—Pension Benefits." Because benefits under our pension plan increase with an employee's period of service and earnings, we believe the pension plan encourages our employees to make long-term commitments to Watts and thus serves as an important retention tool.

        We also provide an unfunded nonqualified supplemental employee retirement plan, or Supplemental Plan. To the extent that any employee's annual retirement benefits under the pension plan exceed the limitations imposed by the Internal Revenue Code, including the limitation on the amount of annual compensation that may be included for purposes of calculating a participant's benefits (the limit was $230,000 for 2008), such excess benefits are paid from the Supplemental Plan. In addition, we also offer enhanced benefits under the Supplemental Plan to certain executive officers selected for participation by our Board of Directors, including Patrick S. O'Keefe, William C. McCartney and Ernest E. Elliott. We discuss the material terms of these enhanced benefits later in this proxy statement under "Executive Compensation—Pension Benefits." We believe the enhanced benefits provided under the Supplemental Plan are important in order to ensure the competitiveness of our post-employment compensation arrangements as compared to the companies in our peer group and as a retention tool for our key executives.

        During 2008, employees whose annual base pay was $90,000 or more were not eligible to receive matching contributions from Watts for amounts they contributed to our 401(k) plan. In addition, contributions to the 401(k) plan by employees whose total compensation (base pay and bonus) exceeded $100,000 in the prior year were limited to 4% of their eligible pay. As such, contributions by our executive officers to our 401(k) plan are limited to 4% of their eligible pay and they do not receive matching contributions from Watts. As an alternative, we provide a Nonqualified Deferred Compensation Plan, pursuant to which employees whose base pay for the prior year was $90,000 or more may defer up to 100% of their earnings on a pre-income tax basis. Participant deferrals are credited to an account, which may earn returns based on the participant's selection from a list of investments. The investments generally mirror those provided in our 401(k) plan. Watts does not provide any matching contributions for amounts deferred under the Nonqualified Deferred Compensation Plan. For additional information on our Nonqualified Deferred Compensation Plan, please see "Executive Compensation—Nonqualified Deferred Compensation" below.

        Mr. Cawte and Mr. Fu do not participate in the above described retirement benefit plans. We provide Mr. Cawte with an annual payment equal to 16% of his combined base salary and performance bonus for him to invest in his personal retirement savings plan.

        None of our executive officers is entitled to payment of any benefits upon a change in control of Watts, except that our 2004 Stock Incentive Plan, 1996 Stock Option Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested stock options, shares of restricted stock, and restricted stock units will become fully vested.

Stock Ownership Guidelines

        The Compensation Committee monitors compliance with the stock ownership guidelines approved by the Compensation Committee for all executive officers and other members of senior management. These guidelines require our Chief Executive Officer to hold shares of our stock with a value of at least five times the amount of his base salary. Executive officers and certain other members of senior management are required to hold shares of our stock with a value of at least twice the amount of their base salary. In determining the number of shares owned by an executive, the Compensation Committee takes into account shares held directly, the vested shares underlying restricted stock units purchased by the executive under our Management Stock Purchase Plan and unvested shares of restricted stock but not stock options. Our officers are expected to comply with these requirements within five years of their election or appointment as an officer. The Compensation Committee evaluates compliance with these guidelines in connection with making its compensation decisions and recommendations at its regularly scheduled third quarter meeting. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2008, our Chief Executive Officer and four of our other executive officers had been executive officers of Watts for five years or more and were subject to our stock ownership guidelines. Of these five executive officers, two were not in compliance with our stock ownership guidelines.

Impact of Regulatory Requirements

        The financial reporting and income tax consequences to Watts of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation paid to our executive officers. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for our executive officers with the desire to maximize the immediate deductibility of compensation, while ensuring an appropriate and transparent impact on reported earnings and other financial measures.

        In making its compensation decisions, the Compensation Committee has considered that Internal Revenue Code Section 162(m) limits deductions for compensation paid to certain of our executive officers in excess of $1 million. However, certain compensation that qualifies as "performance-based compensation" under the requirements of Section 162(m) is exempt from this deduction limit. As a result, the Compensation Committee has designed much of the total compensation packages for our executive officers to qualify for the performance-based compensation exemption from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m) if the Compensation Committee believes such elements are appropriate and in the best interest of Watts and its stockholders. All of the compensation paid to our executive officers in 2008 was deductible.

        As a result of an internal review of our compensation packages conducted during 2007, we determined that our Executive Incentive Bonus Plan did not meet all of the requirements for payments made under the plan to qualify for the performance-based compensation exemption from the deductibility limits under Section 162(m). As a result, in March 2008 the Compensation Committee approved amendments to the Executive Incentive Plan designed to qualify payments under the plan as performance-based compensation under Section 162(m). In addition, the amended Executive Incentive Bonus Plan was submitted to, and approved by, our stockholders at the 2008 Annual Meeting in accordance with the requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2008.

                      The Compensation Committee
                      Richard J. Cathcart, Chairman
                      Ralph E. Jackson, Jr.
                      Gordon W. Moran
                      Daniel J. Murphy, III

 EXECUTIVE COMPENSATION

Compensation Summary

        The following table contains information with respect to the compensation for the fiscal years ended December 31, 2008, 2007 and 2006 of our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year other than the Chief Executive Officer and Chief Financial Officer. We refer to the executive officers identified in this table as our "named executive officers."

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)		Total ($)

Patrick S. O'Keefe	2008		675,000	—	714,657	451,381	548,564	(5)	504,070		29,450	(6)	2,923,122
President and Chief	2007		645,000	—	721,919	470,938	400,995	(7)	541,320		28,829	(6)	2,809,001
Executive Officer	2006		579,667	—	548,485	320,435	1,143,000	(8)	458,727		27,156	(6)	3,077,470

William C. McCartney	2008		316,667	—	207,693	222,897	185,836	(9)	163,320		21,531	(10)	1,117,944
Chief Financial Officer	2007		304,000	—	162,487	239,406	135,876	(11)	203,565		19,003	(10)	1,064,337
and Treasurer	2006		286,667	—	82,757	157,258	390,000	(12)	100,803		19,665	(10)	1,037,150

J. Dennis Cawte	2008	(13)	260,145	—	165,667	135,718	179,313	(14)	—	(15)	92,839	(16)	833,682
Group Managing	2007	(13)	318,057	—	136,915	145,729	68,498	(17)	—	(15)	138,762	(16)	807,961
Director, Europe	2006	(13)	297,685	50,101(18)	84,604	95,231	105,891	(18)	—	(15)	132,777	(16)	766,289

Ernest E. Elliott	2008		238,333	—	142,886	163,356	91,630	(19)	119,070		19,464	(20)	774,739
Executive Vice President	2007		229,000	—	107,296	171,239	32,313	(21)	82,468		21,967	(20)	644,283
of Marketing	2006		217,333	—	50,857	110,090	239,491	(22)	—	(23)	18,713	(20)	636,484

Josh C. Fu President, Asia	2008		307,004	50,000(24)	13,579	10,518	105,842		—	(25)	146,849	(26)	633,792

(1)
The amounts shown in this column reflect the dollar amounts recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123R (disregarding the estimate of forfeitures related to service-based vesting conditions) of restricted stock awards under our 2004 Stock Incentive Plan and restricted stock units purchased under our Management Stock Purchase Plan and thus include amounts attributable to restricted stock awards and restricted stock units granted in and prior to the applicable year. The amounts in this column do not include any amounts attributable to restricted stock units purchased by the named executive officers in February 2009, February 2008 and February 2007 using all or a portion of their 2008, 2007 and 2006 bonus awards, respectively, under the Executive Incentive Bonus Plan shown in the Non-Equity Incentive Plan Compensation column. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(2)
The amounts shown in this column reflect the dollar amounts recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123R (disregarding the estimate of forfeitures related to service-based vesting conditions) and thus include amounts attributable to stock options granted in and prior to the applicable year under our 2004 Stock Incentive Plan and 1996 Stock Option Plan. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(3)
The amounts shown in this column reflect amounts earned for 2008, 2007 and 2006 under our Executive Incentive Bonus Plan. All or a portion of the amounts shown in this column for 2008, 2007 and 2006 have been converted to restricted stock units under our Management Stock Purchase Plan as of February 13, 2009, February 15, 2008 and February 16, 2007, respectively. Each of the named executive officers made an election under the Management Stock Purchase Plan to receive restricted stock units (i) in lieu of a specified percentage or dollar amount of his annual incentive cash bonus or (ii) for a specified dollar amount up to 100% of his targeted maximum incentive cash bonus. The number of restricted stock units awarded to each named executive officer as of February 13, 2009 was determined by dividing the named executive officer's election amount by $13.25, which was 67% of $19.78, the closing price of our class A common stock on February 13, 2009. The number of restricted stock units awarded to each named executive officer as of February 15, 2008 was determined by dividing the named executive officer's election amount by $19.09, which was 67% of $28.49, the closing price of our class A common stock on February 15, 2008. The number of restricted stock units awarded to each named executive officer as of February 16, 2007 was determined by dividing the named executive officer's election amount by $25.73, which was 67% of $38.40, the closing price of our class A common stock on February 16, 2007. Each restricted stock unit vests in three equal annual installments beginning one year after the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, we will issue one share of class A common stock for each vested restricted stock unit. Cash dividends equivalent to those paid on our class A common stock will be credited to the named executive officer's account for non-vested restricted stock units and will be paid in cash to such person when such restricted stock units become vested. Such dividends will also be paid in cash to individuals for vested restricted stock units held during any deferral period.

(4)
The amounts shown in this column for 2008 reflect the aggregate change in actuarial present value of the named executive officer's accumulated benefit under our Pension Plan and our Supplemental Plan from January 1, 2008 to December 31, 2008. The amounts shown in this column for 2007 reflect the aggregate change in actuarial present value of the named executive officer's accumulated benefit under our Pension Plan and our Supplemental Plan from January 1, 2007 to December 31, 2007. The amounts shown in this column for 2006 reflect the aggregate change in actuarial present value of the named executive officer's accumulated benefit under our Pension Plan and our Supplemental Plan from October 1, 2005 to September 30, 2006, which were our pension plan measurement dates used for financial statement reporting purposes during 2006. The amounts shown in this column do not reflect the amounts recognized for financial statement reporting purposes. Mr. O'Keefe has deferred compensation under our Nonqualified Deferred Compensation Plan, but he did not earn above-market or preferential returns on these amounts during 2008, 2007 or 2006.

(5)
Mr. O'Keefe elected to receive 41,401 restricted stock units in lieu of receiving his entire 2008 annual bonus of $548,564.

(6)
The amounts indicated for Mr. O'Keefe in the All Other Compensation column consist of automobile lease, maintenance and insurance payments, term life and accidental death and dismemberment insurance premiums, the incremental cost to Watts of sport event tickets used by Mr. O'Keefe, and the cost of a comprehensive annual physical examination. The cost of each of these items is as follows:

	2008	2007	2006
Automobile lease payments	$22,790	$22,073	$17,980
Automobile maintenance expenses	$504	$748	$1,798
Automobile insurance premiums	$1,006	$1,028	$1,450
Term life and AD&D insurance premiums	$3,060	$3,060	$3,420
Sport event tickets	$340	$320	$256
Annual physical examination	$1,750	$1,600	$2,252
(7)
Mr. O'Keefe elected to receive 21,005 restricted stock units in lieu of receiving his entire 2007 annual bonus of $400,995.

(8)
Mr. O'Keefe elected to receive 44,422 restricted stock units in lieu of receiving his entire 2006 annual bonus of $1,143,000.

(9)
Mr. McCartney elected to receive 7,012 restricted stock units in lieu of 50% of his 2008 annual bonus of $185,836, or $92,918.

(10)
The amounts indicated for Mr. McCartney in the All Other Compensation column consist of automobile lease, maintenance and insurance payments, term life and accidental death and dismemberment insurance premiums, and the incremental cost to Watts of sport event tickets used by Mr. McCartney. The cost of each of these items is as follows:

	2008	2007	2006
Automobile lease payments	$16,743	$14,004	$14,031
Automobile maintenance expenses	$212	$431	$252
Automobile insurance premiums	$1,006	$1,028	$1,450
Term life and AD&D insurance premiums	$3,060	$3,060	$3,420
Sport event tickets	$510	$480	$512
(11)
Mr. McCartney elected to receive 3,558 restricted stock units in lieu of 50% of his 2007 annual bonus of $135,876, or $67,938.

(12)
Mr. McCartney elected to receive 7,578 restricted stock units in lieu of 50% of his 2006 annual bonus of $390,000, or $195,000.

(13)
The dollar amounts shown for Mr. Cawte under the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns have been converted from British pounds into U.S. dollars based on the following interbank conversion rates in effect on the indicated dates:

          2008: 1.4294 U.S. dollars for one British pound as of February 13, 2009

          2007: 1.9613 U.S. dollars for one British pound as of February 15, 2008

          2006: 1.9499 U.S dollars for one British pound as of February 16, 2007

(14)
Mr. Cawte elected to receive 13,533 restricted stock units in lieu of receiving his entire 2008 annual bonus of $179,313. The number of restricted stock units awarded to Mr. Cawte was determined based on the conversion rate of 1.4294 U.S. dollars for one British pound as of February 13, 2009, the grant date of restricted stock units under the Management Stock Purchase Plan.

(15)
Mr. Cawte does not participate in our Pension Plan or our Supplemental Plan.

(16)
The amounts indicated for Mr. Cawte in the All Other Compensation column consist of an automobile allowance, an annual amount paid to Mr. Cawte for investment in his personal retirement savings plan, disability insurance premiums, and health insurance premiums. The cost of each of these items is as follows:

	2008	2007	2006
Automobile allowance	$19,082	$26,183	$26,031
Retirement plan payment	$45,740	$75,314	$75,547
Disability insurance premiums	$20,487	$28,047	$22,814
Health insurance premiums	$7,530	$9,218	$8,385

(17)
Mr. Cawte elected to receive 3,588 restricted stock units in lieu of receiving his entire 2007 annual bonus. The number of restricted stock units awarded to Mr. Cawte was determined based on the conversion rate of 1.9613 U.S. dollars for one British pound as of February 15, 2008, the grant date of restricted stock units under the Management Stock Purchase Plan.

(18)
Mr. Cawte elected to receive 6,062 restricted stock units in lieu of receiving his entire 2006 annual bonus (including $105,891 earned under the Executive Incentive Bonus Plan and his discretionary bonus payment of $50,101). The number of restricted stock units awarded to Mr. Cawte was determined based on the conversion rate of 1.9499 U.S. dollars for one British pound as of February 16, 2007, the grant date of restricted stock units under the Management Stock Purchase Plan.

(19)
Mr. Elliott elected to receive 3,457 restricted stock units in lieu of 50% of his 2008 annual bonus of $91,630, or $45,815.

(20)
The amounts indicated for Mr. Elliott in the All Other Compensation column consist of automobile lease, maintenance and insurance payments, and term life and accidental death and dismemberment insurance premiums. The cost of each of these items is as follows:

	2008	2007	2006
Automobile lease payments	$14,899	$16,408	$12,592
Automobile maintenance expenses	$499	$1,471	$1,251
Automobile insurance premiums	$1,006	$1,028	$1,450
Term life and AD&D insurance premiums	$3,060	$3,060	$3,420
(21)
Mr. Elliott elected to receive 846 restricted stock units in lieu of 50% of his 2007 annual bonus of $32,313, or $16,156.

(22)
Mr. Elliott elected to receive 4,653 restricted stock units in lieu of 50% of his 2006 annual bonus of $239,491, or $119,745.

(23)
During 2006, the aggregate value of Mr. Elliott's accumulated benefit under the Pension Plan and the Supplemental Plan decreased by $6,080.

(24)
Mr. Fu received a one-time signing bonus of $50,000 in connection with the commencement of his employment with us.

(25)
Mr. Fu does not participate in our Pension Plan or our Supplemental Plan.

(26)
The amounts indicated for Mr. Fu in the All Other Compensation column consist of an automobile lease, salary and benefit costs of a driver and housing allowance. The cost of each of these items is as follows:

2008
Automobile lease payments	$31,627
Salary and benefits cost of driver	$9,312
Housing Allowance	$104,227
Term life and AD&D insurance premiums	$1,683

Grants of Plan-Based Awards

        The following table shows information concerning grants of plan-based awards made during 2008 to the named executive officers.

2008 GRANTS OF PLAN-BASED AWARDS

									Stock Awards: Number of Shares of Stock or Units (#)		Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
			Date of Compensation Committee or Board of Directors Action									Exercise or Base Price of Option Awards ($/Sh)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Type(1)	Grant Date		Threshold ($)	Target ($)		Maximum ($)

Patrick S. O'Keefe	EIBP	—	—	0	625,500		1,251,000		—		—	—	—
	MSPP	2/15/08	—	—	—		—		21,005	(3)	—	—	240,297
	SIP	8/1/08	7/28/08	—	—		—		10,000		—	—	293,500
	SIP	8/1/08	7/28/08	—	—		—		—		30,000	29.35	303,096

William C. McCartney	EIBP	—	—	0	211,900		423,800		—		—	—	—
	MSPP	2/15/08	—	—	—		—		3,558	(4)	—	—	40,704
	SIP	8/1/08	7/28/08	—	—		—		5,000		—	—	146,750
	SIP	8/1/08	7/28/08	—	—		—		—		15,000	29.35	151,548

J. Dennis Cawte	EIBP	—	—	0	124,355	(5)	248,710	(5)	—		—	—	—
	MSPP	2/15/08	—	—	—		—		3,588	(6)	—	—	41,047
	SIP	8/1/08	7/28/08	—	—		—		3,333		—	—	97,824
	SIP	8/1/08	7/28/08	—	—		—		—		10,000	29.35	101,032

Ernest E. Elliott	EIBP	—	—	0	134,750		269,500		—		—	—	—
	MSPP	2/15/08	—	—	—		—		846	(7)	—	—	9,678
	SIP	8/1/08	7/28/08	—	—		—		4,167		—	—	122,301
	SIP	8/1/08	7/28/08	—	—		—		—		12,500	29.35	126,290

Josh C. Fu	EIBP	—	—	0	155,650		311,300		—		—	—	—
	SIP	8/1/08	7/28/08	—	—		—		3,333		—	—	97,824
	SIP	8/1/08	7/28/08	—	—		—		—		10,000	29.35	101,032

(1)
"EIBP" indicates cash awards under our Executive Incentive Bonus Plan, "MSPP" indicates awards of restricted stock units under our Management Stock Purchase Plan, and "SIP" indicates stock option or restricted stock awards under our 2004 Stock Incentive Plan.

(2)
The amounts shown in this column represent the grant date fair value of each equity award as determined in accordance with FAS 123R.

(3)
Mr. O'Keefe received 21,005 restricted stock units in lieu of receiving his entire fiscal 2007 bonus of $400,995.

(4)
Mr. McCartney received 3,558 restricted stock units in lieu of receiving 50% of his fiscal 2007 bonus of $135,876, or $67,938.

(5)
The dollar amounts shown for Mr. Cawte under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns have been converted from British pounds into U.S. dollars based on the conversion rate of 1.4294 U.S. dollars for one British pound as of February 13, 2009.

(6)
Mr. Cawte received 3,588 restricted stock units in lieu of receiving his entire fiscal 2007 bonus of $68,498.

(7)
Mr. Elliott received 846 restricted stock units in lieu of receiving 50% of his fiscal 2007 bonus of $32,313, or $16,156.

        The Compensation Committee approved the participants in our Executive Incentive Bonus Plan for fiscal 2008 at a meeting held on July 28, 2008. The target amounts shown under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column reflect the payments that would have been made to the named executive officers if we had achieved 100% of each of the performance objectives under the Executive Incentive Bonus Plan. The maximum amounts are 200% of such target amounts. Participants in the Executive Incentive Bonus Plan would have received no bonus payments if we had not exceeded the threshold performance levels under any of the three performance objectives. Target bonus amounts under the Executive Incentive Bonus Plan are determined as a percentage of base salary. For 2008, the target bonus amounts as a percentage of base salary for each of the named executive officers were 90% for Mr. O'Keefe, 65% for Mr. McCartney, 50% for Mr. Cawte, 55% for Mr. Fu and 55% for Mr. Elliott. As discussed above under "Compensation Discussion and Analysis—Elements of Compensation—Annual Performance Bonus," under the Executive Incentive Bonus Plan for 2008, Mr. O'Keefe and Mr. McCartney each received 88% of his target bonus, Mr. Fu and Mr. Elliott each received 68% of his target bonus, and Mr. Cawte received 144% of his target bonus.

        Under the terms of our Management Stock Purchase Plan, the grant date for restricted stock units purchased by our executives is deemed to be the third business day after the date on which we release our year-end earnings to the public. We released our 2007 earnings to the public on February 12, 2008, and the date of grant of the restricted stock units was February 15, 2008. The number of restricted stock units shown under the Stock Awards column reflects the number of shares purchased by the named executive officers out of their bonus payments earned for fiscal 2007 under the Executive Incentive Bonus Plan. Each of the named executive officers made an election under the Management Stock Purchase Plan prior to December 31, 2006 to receive restricted stock units in lieu of a specified percentage or dollar amount of his cash bonus for fiscal 2007 under the Executive Incentive Bonus Plan. The number of restricted stock units was determined by dividing the named executive officer's election amount by $19.09, which was 67% of $28.49, the closing sale price of our class A common stock on February 15, 2008. The restricted stock units vest in three equal annual installments beginning one year after the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, we will issue one share of class A common stock for each vested restricted stock unit. Cash dividends, equivalent to those paid on our class A common stock will be credited to the named executive officer's account for non-vested restricted stock units and will be paid in cash to the named executive officer when such restricted stock units become vested. Dividends will also be paid in cash to individuals for vested restricted stock units held during any deferral period.

        The Compensation Committee has adopted a practice that our annual awards of stock options and restricted stock should be granted as of the third business day following the release of our most recent quarterly earnings to the public. The purpose for setting the grant date of stock options on a day following the release of our most recent quarterly earnings to the public is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information. On July 28, 2008, the Compensation Committee approved the grant of stock options and restricted stock as of the third business day following the release of our second quarter earnings to the public. Our second quarter earnings press release was issued on July 29, 2008, and the date of grant of the stock options and restricted stock awards for fiscal 2008 was August 1, 2008. The exercise price of the stock options is $29.35, which was the closing sale price of our class A common stock on August 1, 2008. All stock options and restricted stock awards were granted under our 2004 Stock Incentive Plan. The stock options vest over four years at the rate of 25% per year beginning on the first anniversary of the date of grant. Vested stock options terminate upon the earlier of six months following termination of employment, subject to certain exceptions, or ten years from the date of grant. The restricted stock awards vest over three years at a rate of 33 1/3% each year beginning on the first anniversary of the date of grant. Unvested shares of restricted stock are automatically forfeited upon termination of an executive officer's employment for any reason other than death or disability.

        Stock options we grant under the 2004 Stock Incentive Plan may be either incentive or nonqualified options. In 2006, the Compensation Committee switched from granting incentive stock options to granting nonqualified stock options because the exercise of a nonqualified stock option results in a tax deduction for Watts that is not available in connection with the exercise of an incentive stock option. Under the 2004 Stock Incentive Plan, the exercise price for incentive stock option grants equals the market price of the class A common stock on the date of the grant with an exception for executives who own more than 10% of the combined voting power of our stock; for those employees, the exercise price is equal to 110% of the market price on the date of the grant. Under the 2004 Stock Incentive Plan, nonqualified stock options have an exercise price which may be no less than 50% of the market price on the date of the grant, although we have not granted any stock options under the 2004 Stock Incentive Plan with an exercise price below fair market value. We use the closing sale price of our class A common stock on the New York Stock Exchange on the date of grant to determine the exercise price of our stock options. The term of options under the 2004 Stock Incentive Plan is generally 10 years, with the exception of incentive stock option grants to owners of more than 10% of the combined voting power of our stock, in which case such grants terminate after five years. The Compensation Committee granted stock options for the purchase of an aggregate of 202,000 shares to 45 of our employees in 2008.

        Restricted stock awarded under the 2004 Stock Incentive Plan vests 33 1/3% per year over three years beginning with the first anniversary of the date of grant. The restricted stock award is an outright grant of stock to our employees at no cost to the employee. The stock is issued in the employee's name, the employee is able to vote the stock and the employee receives dividend payments on the stock. However, until the stock vests, the employee is not allowed to sell the stock, and any unvested shares of restricted stock are automatically forfeited back to Watts if the recipient's employment is terminated other than as a result of death or disability. Unvested shares of restricted stock are held in the employee's name in a special restricted account by our transfer agent in order to ensure that the shares are not sold prior to vesting and to facilitate transfer of unvested shares back to Watts in the event the recipient's employment is terminated. When the shares of restricted stock vest, the vested shares are issued to the employee and are no longer subject to restrictions on transfer or forfeiture. The Compensation Committee granted an aggregate of 67,333 shares of restricted stock to 45 of our employees in 2008.

 Outstanding Equity Awards at Fiscal Year-End

        The following table shows information regarding unexercised stock options and unvested restricted stock and restricted stock units held by the named executive officers as of December 31, 2008.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Patrick S. O'Keefe	7/24/02	50,000	—	15.75	7/24/12	—		—
	8/6/03	50,000	—	17.50	8/6/13	—		—
	8/3/04	50,000	—	25.02	8/3/14	—		—
	8/5/05	37,500	12,500	32.07	8/5/15	—		—
	8/4/06	12,500	12,500	35.20	8/4/16	—		—
	8/3/07	7,500	22,500	33.36	8/3/17	—		—
	8/1/08	—	30,000	29.35	8/1/18	—		—
	2/10/06	—	—	—	—	9,314	(4)	232,571
	8/4/06	—	—	—	—	2,778	(5)	69,367
	2/16/07	—	—	—	—	29,615	(4)	739,487
	8/3/07	—	—	—	—	6,667	(5)	166,475
	2/15/08	—	—	—	—	21,005	(4)	524,495
	8/1/08	—	—	—	—	10,000	(5)	249,700

William C. McCartney	8/20/01	25,000	—	15.45	8/20/11	—		—
	7/24/02	25,000	—	15.75	7/24/12	—		—
	8/6/03	25,000	—	17.50	8/6/13	—		—
	8/3/04	25,000	—	25.02	8/3/14	—		—
	8/5/05	18,750	6,250	32.07	8/5/15	—		—
	8/4/06	6,250	6,250	35.20	8/4/16	—		—
	8/3/07	3,750	11,250	33.36	8/3/17	—		—
	8/1/08	—	15,000	29.35	8/1/18	—		—
	2/10/06	—	—	—	—	1,807	(4)	45,121
	8/4/06	—	—	—	—	1,389	(5)	34,683
	2/16/07	—	—	—	—	5,052	(4)	126,148
	8/3/07	—	—	—	—	3,334	(5)	83,250
	2/15/08	—	—	—	—	3,558	(4)	88,843
	8/1/08	—	—	—	—	5,000	(5)	124,850

J. Dennis Cawte	10/10/01	4,000	—	13.40	10/10/11	—		—
	7/24/02	10,000	—	15.75	7/24/12	—		—
	8/6/03	15,000	—	17.50	8/6/13	—		—
	8/3/04	15,000	—	25.02	8/3/14	—		—
	8/5/05	11,250	3,750	32.07	8/5/15	—		—
	8/4/06	3,750	3,750	35.20	8/4/16	—		—
	8/3/07	2,500	7,500	33.36	8/3/17	—		—
	8/1/08	—	10,000	29.35	8/1/18	—		—
	2/10/06	—	—	—	—	2,677	(4)	66,845
	8/4/06	—	—	—	—	834	(5)	20,825
	2/16/07	—	—	—	—	4,042	(4)	100,929
	8/3/07	—	—	—	—	2,222	(5)	55,483
	2/15/08	—	—	—	—	3,588	(4)	89,592
	8/1/08	—	—	—	—	3,333	(5)	83,225

Ernest E. Elliott	7/24/02	7,761	—	15.75	7/24/12	—		—
	8/6/03	15,000	—	17.50	8/6/13	—		—
	8/3/04	15,000	—	25.02	8/3/14	—		—
	8/5/05	13,500	4,500	32.07	8/5/15	—		—
	8/4/06	5,000	5,000	35.20	8/4/16	—		—
	8/3/07	3,125	9,375	33.36	8/3/17	—		—
	8/1/08	—	12,500	29.35	8/1/18	—		—
	2/10/06	—	—	—	—	691	(4)	17,254
	8/4/06	—	—	—	—	1,111	(5)	27,742
	2/16/07	—	—	—	—	3,102	(4)	77,457
	8/3/07	—	—	—	—	2,778	(5)	69,367
	2/15/08	—	—	—	—	846	(4)	21,125
	8/1/08	—	—	—	—	4,167	(5)	104,050

Josh C. Fu	8/1/08	—	10,000	29.35	8/1/18	—		—
	8/1/08	—	—	—	—	3,333	(5)	83,225

(1)
The stock options were granted under the 2004 Stock Incentive Plan and vest 25% per year beginning on the first anniversary of the date of grant.

(2)
The restricted stock units and restricted stock awards listed in this column vest over three years in equal annual installments beginning on the first anniversary of the date of grant.

(3)
In accordance with SEC rules, the market value of unvested shares of restricted stock and restricted stock units is determined by multiplying the number of such shares and units by $24.97, the closing market price of our class A common stock on December 31, 2008.

(4)
Consists of restricted stock units purchased under the Management Stock Purchase Plan.

(5)
Consists of shares of restricted stock awarded under our 2004 Stock Incentive Plan.

Option Exercises and Stock Vested

        The following table shows amounts received by the named executive officers upon exercise of stock options and vesting of restricted stock and restricted stock units during 2008.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

Patrick S. O'Keefe	—	—	40,717	333,941	(4)

William C. McCartney	5,000	95,012	9,507	118,360	(5)

J. Dennis Cawte	—	—	8,458	87,826	(6)

Ernest E. Elliott	4,239	64,645	5,908	87,588	(7)

Josh C. Fu	—	—	—	—

(1)
Reflects shares of class A common stock underlying restricted stock units purchased under the Management Stock Purchase Plan and shares of restricted stock awarded under the 2004 Stock Incentive Plan.

(2)
Represents the difference between the exercise price and the fair market value of our class A common stock on the date of exercise.

(3)
The value realized on vesting of restricted stock awards is determined by multiplying the number of shares that vested by the fair market value of our class A common stock on the vesting date. The value realized on vesting of restricted stock units represents the difference between the purchase price paid by the named executive officer for the vesting shares and the fair market value of our class A common stock on the vesting date.

(4)
Pursuant to the Management Stock Purchase Plan, Mr. O'Keefe has elected to defer receipt of shares representing $51,227 of the value recognized on vesting until February 10, 2009 and shares representing $40,867 of the value recognized on vesting until February 16, 2010.

(5)
Pursuant to the Management Stock Purchase Plan, Mr. McCartney has elected to defer receipt of shares representing $9,933 of the value recognized on vesting until February 10, 2009 and shares representing $6,972 of the value recognized on vesting until February 16, 2010.

(6)
Pursuant to the Management Stock Purchase Plan, Mr. Cawte has elected to defer receipt of shares representing $14,724 of the value recognized on vesting until February 10, 2009 and shares representing $5,575 of the value recognized on vesting until February 16, 2010.

(7)
Pursuant to the Management Stock Purchase Plan, Mr. Elliott has elected to defer receipt of shares representing $3,795 of the value recognized on vesting until February 10, 2009 and shares representing $4,281 of the value recognized on vesting until February 16, 2010.

Pension Benefits

        We maintain two defined benefit plans. The Watts Water Technologies, Inc. Pension Plan, which we refer to as the Pension Plan, provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The Watts Water Technologies, Inc. Supplemental Employees Retirement Plan, which we refer to as the Supplemental Plan, provides several levels of benefits. The Supplemental Plan provides additional monthly benefits to (i) a select group of key executives, (ii) individuals who were projected to receive reduced benefits as a result of changes made to the Pension Plan to comply with the Tax Reform Act of 1986 under Tier 2, and (iii) executives who will be affected by IRS and other plan-specific limits on Pension Plan Compensation. Details of these provisions are described in full below.

        The 2008 Pension Benefits Table shows the named executive officers' years of benefit service, present value of accumulated benefit and payments during the last fiscal year under each of the plans. The following questions and answers provide you with information on the Pension Plan and the Supplemental Plan to assist you in understanding the 2008 Pension Benefits Table.

What does the term "Present Value of Accumulated Benefit" mean?

        The "Present Value of Accumulated Benefit" is the lump-sum value as of December 31, 2008 of the annual pension benefit earned as of December 31, 2008 payable under a plan for the executive's life beginning on the named executive officer's normal retirement age, reflecting current Benefit Service, current Final Average Compensation, and current statutory and plan-specific benefit and pay limits. The normal retirement age is defined as age 65 under the Pension Plan and Tiers 2, 3 and 4 of the Supplemental Plan, and is defined as age 62 under Tiers 1-T, 1 and 1-A of the Supplemental Plan, as described below. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the 2008 Pension Benefits Table.

Pension Plan

What are the material terms and conditions of the Pension Plan?

        The eligibility requirements of the Pension Plan are attainment of age 21 and one year of service of 1,000 or more hours. The Pension Plan provides for monthly benefits to, or on behalf of, each covered employee at age 65 and has provisions for early retirement after ten years of service and attainment of age 55 and surviving spouse benefits after five years of service. Covered employees who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The Pension Plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

        The annual normal retirement benefit for employees under the Pension Plan is 1.67% of Final Average Compensation (generally the highest five consecutive years of the last ten) multiplied by years of Benefit Service (maximum 25 years), reduced by the Maximum Offset Allowance (as defined in the Pension Plan). For employment terminations after the 2001 plan year, annual compensation in excess of $200,000 per year (subject to cost of living adjustments) is disregarded under the Pension Plan for all purposes. For plan year 2008, this limit is $230,000. Compensation recognized under the Pension Plan includes base salary and annual cash bonus.

        In addition, benefits provided under the Pension Plan may not exceed an annual benefit limit under the Internal Revenue Code. In 2008, this limit was $185,000 payable as a single life annuity beginning at normal retirement age in 2008.

Are the named executive officers eligible for unreduced pensions at any age before normal retirement age?

        Participants may retire early at age 55 with 10 years of service, or at age 62 with 5 years of service. However, pension benefits under the Pension Plan are reduced for commencement prior to normal retirement age (age 65). Pension benefits are reduced by 5/9ths of 1% for each of the first 60 months and by 5/18ths of 1% for each of the next 60 months by which commencement of benefits precedes the normal retirement date.

What are the specific elements of compensation included in applying the payment and benefit formula?

        For the Pension Plan, compensation means the total compensation payable by Watts as reportable to the Federal Government for income tax purposes on Form W-2. Compensation also includes contributions to our 401(k) plan and any salary deferrals under our health care or dependent care reimbursement plans. Compensation does not include contributions made under the salary deferral agreements in conjunction with the Nonqualified Deferred Compensation Plan and the Management Stock Purchase Plan. In addition, compensation does not include stock awards, options or other taxable fringe benefits. Compensation in excess of an amount specified in the Internal Revenue Code is disregarded; that amount is $230,000 for 2008 and $245,000 for 2009.

What is our policy with regard to granting extra years of benefit service?

        An eligible employee earns one year of benefit service for each plan year in which he completes 1,000 hours of service. Additional years of benefit service are not granted to participants in this plan, and no extra years of service have been granted to the named executive officers. Their respective years of benefit service are included in the 2008 Pension Benefits Table.

Are lump sums available?

        Lump sums are generally only available on de minimis amounts (under $5,000). Based on current benefit levels, the named executive officers' benefits are only payable in the form of an annuity with monthly benefit payments.

Why do we have a Pension Plan?

        The Pension Plan was designed to provide tax-qualified pension benefits to employees. Because benefits under our Pension Plan increase with an employee's period of service and earnings, we believe the Pension Plan encourages our employees to make long-term commitments to Watts and thus serves as an important retention tool.

Is the Pension Plan funded?

        Yes. Benefits under the Pension Plan are funded by an irrevocable tax-exempt trust held at First State Trust Company. An executive's benefits under the Pension Plan are payable from the assets held by the tax-exempt trust.

Supplemental Plan

What are the material terms and conditions of the Supplemental Plan?

        The Supplemental Plan provides additional monthly benefits to (i) a select group of key executives under Tier 1-T, Tier 1 or Tier 1-A, (ii) individuals who were projected to receive reduced benefits as a result of changes made to the Pension Plan to comply with the Tax Reform Act of 1986 under Tier 2, and (iii) executives who will be affected by IRS and other plan-specific limits on Pension Plan Compensation under Tier 3 or Tier 4. With regard to the latter, Tier 3 of the Supplemental Plan includes any compensation actually paid in excess of the statutory qualified Pension Plan limit, while Tier 4 includes any amounts of deferred compensation that would otherwise have been treated as pensionable wages under the qualified Pension Plan.

        As approved by the Board of Directors, key executives in the select group under item (i) above may be eligible for Tier 1-T, Tier 1 or Tier 1-A benefits.

        Tier 1-T benefits are provided to a select group of key executives, including Mr. O'Keefe. The annual benefit under this Tier payable at normal retirement is equal to the difference between (1) 3.00% of the highest three-year Average Compensation multiplied by years of service, to a maximum of 50% of Average Compensation and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62.

        Tier 1 benefits are provided to a select group of key executives, including Mr. McCartney and Mr. Elliott. The annual benefit under this Tier payable at normal retirement is equal to the difference between (1) 2% of the highest three-year Average Compensation multiplied by years of service up to ten years, plus 3% of Average Compensation times years of service in excess of ten years (but not to exceed a total of 20 years), to a maximum of 50% of Average Compensation and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62.

        Tier 1-A benefits are provided to a select group of key executives. The annual benefit payable under this Tier payable at normal retirement is equal to the difference between (1) 1.75% of the highest three-year Average Compensation multiplied by years of service up to ten years, plus 2.25% of Average Compensation times years of service in excess of ten years (but not to exceed a total of 20 years), to a maximum of 40% of Average Compensation and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62. None of the named executive officers is eligible for a benefit under Tier 1-A of the Supplemental Plan.

        Tier 2 benefits are provided to individuals not covered under Tier 1-T, Tier 1 or Tier 1-A who were projected to receive reduced benefits as a result of changes made to the Pension Plan to comply with the Tax Reform Act of 1986. The annual normal retirement benefit payable under this Tier is equal to the difference between (1) the pre-Tax Reform Act formula of 45% of Final Average Compensation less 50% of the participant's Social Security Benefit, the result prorated for years of service less than 25, and (2) the Pension Plan formula above. For the 2008 Plan Year, Annual Compensation in excess of $432,625 is disregarded for all purposes under Tier 2 of the Supplemental Plan. None of the named executive officers is eligible for a benefit under Tier 2 of the Supplemental Plan.

        Tier 3 and Tier 4 benefits are provided to all individuals who participate in the Pension Plan who will be affected by IRS or other plan-specific limits on Pension Plan compensation. The annual normal retirement benefit payable under these Tiers is based on the Pension Plan formula set forth above, with Annual Compensation in excess of $346,100 disregarded. Compensation recognized under the Supplemental Plan is W-2 pay, including amounts deferred under the Management Stock Purchase Plan, the Nonqualified Deferred Compensation Plan, and pursuant to Sections 401(k) and 125 of the Internal Revenue Code, but excluding income realized upon the exercise of stock options.

        Mr. Cawte and Mr. Fu do not participate in either the Pension Plan or the Supplemental Plan.

Are the named executive officers eligible for unreduced pensions at any age before normal retirement age?

        Participants may retire early at age 55 with 10 years of service, or at age 62 with 5 years of service. However, pension benefits under the Supplemental Plan are reduced for commencement prior to normal retirement age. The normal retirement age is defined as age 65 under Tiers 2, 3 and 4 of the Supplemental Plan, and is defined as age 62 under Tiers 1-T, 1 and 1-A of the Supplemental Plan. As such, Messrs. O'Keefe, McCartney and Elliott are eligible for an unreduced Supplemental Plan benefit at age 62. Pension benefits are reduced by 5/9ths of 1% for each of the first 60 months (24 months for Tiers 1-T, 1 and 1-A) and by 5/18ths of 1% for each of the next 60 months by which commencement of benefits precedes the normal retirement date.

What are the specific elements of compensation included in applying the payment and benefit formula?

        For the Supplemental Plan, Compensation means the total compensation payable by Watts as reportable to the Federal Government for income tax purposes on Form W-2. Compensation also includes contributions to the Watts 401(k) plan and any salary deferrals under our health care or dependent care reimbursement plans. Compensation also includes contributions made under the salary deferral agreements in conjunction with the Nonqualified Deferred Compensation Plan and the Management Stock Purchase Plan. Compensation does not include stock awards, options or other taxable fringe benefits. For benefits under Tiers 2, 3 and 4, compensation is subject to the annual limits described above. For benefits under Tiers 1-T, 1 and 1-A, compensation is not limited.

Is the Supplemental Plan funded?

        No. The Supplemental Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Supplemental Plan are general unsecured creditors of Watts with respect to the payment of their Supplemental Plan benefits.

Why do we have a Supplemental Plan?

        The Supplemental Plan provides participants with benefits that may not be provided under the Qualified Plan because of the limits on compensation and benefits. Subject to Compensation Committee approval, for a select group of key executives the Supplemental Plan also provides additional benefits and more favorable early retirement provisions in order to provide competitive retirement benefits for these executives.

What is our policy with regard to granting extra years of Benefit Service?

        Our policy with respect to the Supplemental Plan is identical to our policy with respect to the Pension Plan, as stated above.

Are lump sums available?

        Beginning in 2009, automatic lump sums will be paid to retirement eligible participants if the lump sum value of the Supplemental Plan benefit at retirement is less than $30,000. Based on current benefit levels, the named executive officers' benefits are only payable in the form of an annuity with monthly benefit payments.

2008 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Patrick S. O'Keefe	Pension Plan	6.95	132,382	—

	Tiers 3 & 4 of Supplemental Plan	6.95	72,579	—

	Tier 1-T of Supplemental Plan	6.95	2,041,256	—

	Total		2,246,217	—

William C. McCartney	Pension Plan	24	421,661	—

	Tiers 3 & 4 of Supplemental Plan	24	232,009	—

	Tier 1 of Supplemental Plan	20	1,397,188	—

	Total		2,050,858	—

J. Dennis Cawte	—	—	—	—

Ernest E. Elliott	Pension Plan	23	462,161	—

	Tiers 3 & 4 of Supplemental Plan	23	226,530	—

	Tier 1 of Supplemental Plan	20	866,473	—

	Total		1,555,164	—

Josh C. Fu	—	—	—	—

(1)
The assumptions regarding the calculation of the present value of the accumulated benefit are as follows:

•
Measurement Date: December 31, 2008

•
Interest Rate for Present Value: 6.0% for the Pension Plan and 6.375% for the Supplemental Plan

•
Mortality (Pre Commencement): None

•
Mortality (Post Commencement): RP-2000 Healthy Participant Mortality Table, Male Rates

•
Withdrawal and disability rates: None

•
Retirement rates: None prior to normal retirement age

•
Normal Retirement Age: Age 65 under Pension Plan, Supplemental Plan Tiers 3 and 4; Age 62 under Supplemental Plan Tiers 1-T, 1 and 1-A

•
Accumulated benefit is calculated based on Benefit Service and Compensation as of December 31, 2008

•
All results shown are estimates only; actual benefits will be based on data, pay and service at time of retirement

Nonqualified Deferred Compensation

        Our Nonqualified Deferred Compensation Plan is available to all of our employees whose annual compensation is greater than $90,000, including the named executive officers. Of the named executive officers, only Mr. O'Keefe has deferred compensation under the Nonqualified Deferred Compensation Plan and Mr. O'Keefe did not defer any compensation under the plan during 2008. Participants may defer up to 100% of base salary and bonus prior to the year in which the compensation will be earned. Participant deferrals are credited to an account, which may earn returns based on the participant's selection from a list of hypothetical investments. The investments generally mirror those provided in our 401(k) plan. The allocation of hypothetical investments may be changed once each year. The Nonqualified Deferred Compensation Plan is unfunded and therefore subject to the claims of creditors. We do not make any matching contributions to the Nonqualified Deferred Compensation Plan.

        Generally, account balances under the Nonqualified Deferred Compensation Plan may be paid at the earliest of termination of employment, normal retirement, early retirement, or becoming disabled as a lump sum or systematic installments over ten years. Account balances may be distributed prior to retirement only in the event of a financial hardship due to an unforeseeable emergency, but not in excess of the amount needed to meet the hardship. Distributions from the Nonqualified Deferred Compensation Plan to our officers cannot be made until at least six months after termination of employment. Mr. O'Keefe did not receive any distributions, or made any withdrawals, from the Nonqualified Deferred Compensation Plan during 2008.

2008 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Patrick S. O'Keefe	—	—	—(1)	—	126,620

(1)
Mr. O'Keefe lost $59,924 in value under the Nonqualified Deferred Compensation Plan during 2008.

Potential Payments Upon Termination or Change in Control

        None of our named executive officers has any arrangement that provides for severance payments. Under our 2004 Stock Incentive Plan, upon the termination of employment of a participant for any reason other than death or disability, all unvested stock options immediately terminate and unvested shares of restricted stock are automatically forfeited back to Watts. If the participant's employment is terminated for cause, all stock options immediately terminate regardless of whether they are vested or unvested. If a participant's employment is terminated by reason of death or disability, all unvested stock options and shares of restricted stock immediately vest in full and may be exercised for a period of twelve months from the date of such termination of employment. Under our 1996 Stock Option Plan, upon termination of employment of a participant by reason of retirement or death or disability, stock options that were vested on the date of such termination of employment may be exercised for a period of three months from the date of termination. If a participant's employment is terminated for any other reason, all stock options granted under the 1996 Stock Option Plan terminate immediately regardless of whether they are vested or unvested.

        None of our named executive officers is entitled to payment of any benefits upon a change in control of Watts, except that our 2004 Stock Incentive Plan, 1996 Stock Option Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested stock options, shares of restricted stock, and restricted stock units will become fully vested. As of December 31, 2008, the named executive officers held the following unvested stock options, shares of restricted stock, and restricted stock units that would become fully vested upon a change in control.

Name	Number of Shares Underlying Unvested Options (#)	Value of Unvested Options ($)(1)	Number of Shares of Unvested Restricted Stock (#)	Value of Unvested Restricted Stock ($)(2)	Number of Shares Underlying Unvested Restricted Stock Units (#)	Value of Unvested Restricted Stock Units ($)(3)

Patrick S. O'Keefe	77,500	0	19,445	485,542	59,934	116,184

William C. McCartney	38,750	0	9,723	242,783	10,417	20,028

J. Dennis Cawte	25,000	0	6,389	159,533	10,307	22,389

Ernest E. Elliott	31,375	0	8,056	201,158	4,639	3,743

Josh C. Fu	10,000	0	3,333	83,225	0	0

(1)
The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $24.97, the closing market price of our class A common stock on December 31, 2008, and then deducting the aggregate exercise price for these options.

(2)
The value of unvested shares of restricted stock was calculated by multiplying the number of shares of unvested restricted stock by $24.97, the closing market price of our class A common stock on December 31, 2008.

(3)
The value of unvested restricted stock units was calculated by multiplying the number of shares underlying unvested restricted stock units by $24.97, the closing market price of our class A common stock on December 31, 2008, and then deducting the aggregate purchase price paid for these restricted stock units.

        In the event their employment terminated as of December 31, 2008 in connection with a change in control of Watts, voluntary termination, death or disability, involuntary termination with cause, and involuntary termination without cause, the named executive officers would not receive any additional value under the Pension Plan or the Supplemental Plan over and above the value of their accumulated benefit as a result of their termination. Mr. Elliott is the only named executive officer who was eligible for an early retirement benefit under the Pension Plan and Supplemental Plan as of December 31, 2008. In the event he retired as of December 31, 2008 and commenced a monthly annuity as of

January 1, 2009, he would receive additional value under both the Pension Plan and the Supplemental Plan as indicated below. All indicated amounts would be paid in the form of an annuity:

Pension Plan:	$38,648
Tiers 3 & 4 of Supplemental Plan:	$24,510
Tier 1 of Supplemental Plan:	$199,355

Total:	$262,513

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires certain officers, directors and persons who own more than 10% of our class A common stock to file with the SEC and the New York Stock Exchange initial reports of ownership and changes in ownership of our stock and provide copies of such forms to us. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during the year ended December 31, 2008, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis, except, due to administrative oversight, (1) a Form 4 reporting the withholding of shares of class A common stock to satisfy tax withholding obligations on the issuance of shares to Ernest E. Elliott under our Management Stock Purchase Plan was not timely filed, and (2) the following officers did not timely report on Form 4 their receipt of restricted stock units granted to them under our Management Stock Purchase Plan: J. Dennis Cawte, Ernest E. Elliott, Timothy M. MacPhee, William C. McCartney, Gregory J. Michaud, Patrick S. O'Keefe, Lester J. Taufen and Douglas T. White.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Although Delaware law does not require that the selection by the Audit Committee of our independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the selection of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee and the Board recommend that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm for 2009. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider its selection.

        We expect that representatives of KPMG will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

        During 2008, KPMG provided various audit, audit-related and tax services to us. The Audit Committee has adopted policies and procedures which require the Audit Committee to pre-approve all audit and non-audit services performed by KPMG in order to assure that the provision of such services does not impair KPMG's independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service we obtain from KPMG.

        The aggregate fees billed for professional services by KPMG in 2007 and 2008 for audit, audit-related, tax and non-audit services were:

Type of Fees	2007	2008
Audit Fees:	$3,715,890	$3,411,443
Audit-Related Fees:	—	—
Tax Fees:	$75,769	$78,401
All Other Fees:	—	—

Total:	$3,791,659	$3,489,844

        Audit fees primarily include fees we paid KPMG for professional services for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as consents. Audit fees for 2007 and 2008 also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Tax fees include fees for tax compliance and tax advice.

        Holders of voting rights sufficient to ratify the selection of KPMG as our independent registered public accounting firm have indicated to us an intention to vote in favor of this proposal.

        The Audit Committee and the Board of Directors recommend that stockholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2009.

 AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and the performance of our internal audit function. This includes the selection and evaluation of our independent registered public accounting firm, oversight of our systems of internal accounting and financial controls, a review of the annual independent audit of our consolidated financial statements and internal control over financial reporting, review of our Codes of Business Conduct and Ethics, the establishment of "whistle-blowing" procedures, and oversight of other compliance matters.

        The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2008 with our management. The Audit Committee also reviewed and discussed our audited consolidated financial statements, the audit of our internal control over financial reporting and the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380) with KPMG LLP, our independent registered public accounting firm. The Audit Committee received from KPMG the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with KPMG the matters disclosed in this letter and their independence. The Audit Committee also considered whether KPMG's provision of other, non-audit related services to us is compatible with maintaining their independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 and selected KPMG as our independent registered public accounting firm for 2009.

The Audit Committee John K. McGillicuddy, Chairman Robert L. Ayers Kennett F. Burnes Kenneth J. McAvoy

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials (if applicable). This means that only one copy of such materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: Kenneth R. Lepage, Secretary, (978) 688-1811, or you can request a copy of any such document by visiting the 2009 Annual Meeting page of our Internet website at http://www.wattswater.com/2009annualmeeting. If you want to receive separate copies of the annual report, proxy statement and Notice of Internet availability of proxy materials (if applicable) in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

 STOCKHOLDER PROPOSALS

        In order for any stockholder proposal to be included in the proxy statement for our 2010 Annual Meeting of Stockholders, such proposal must be received at our principal executive offices, 815 Chestnut Street, North Andover, MA 01845, Attention: Kenneth R. Lepage, Secretary, not later than November 27, 2009 and must satisfy certain rules of the SEC.

        Nominations and proposals of stockholders may also be submitted to us for consideration at the 2010 Annual Meeting if certain conditions set forth in our bylaws are satisfied, but will not be included in the proxy materials unless the conditions set forth in the preceding paragraph are satisfied. Such nominations (or other stockholder proposals) must be delivered to or mailed and received by us not more than 120 days nor less than 75 days prior to the anniversary date of the 2009 Annual Meeting, which dates will be January 13, 2010 and February 27, 2010, respectively. Stockholder proposals received by us outside of these dates will be considered untimely received for consideration at such Annual Meeting. If the date of the 2010 Annual Meeting is subsequently moved to a date more than seven days (in the case of director nominations) or ten days (in the case of other stockholder proposals) prior to the anniversary date of the 2009 Annual Meeting, we will publicly disclose such change, and nominations or other proposals to be considered at the 2010 Annual Meeting must be received by us not later than the 20th day after such disclosure (or, if disclosed more than 75 days prior to such anniversary date, the later of 20 days following such disclosure or 75 days before the date of the 2010 Annual Meeting, as rescheduled). To submit a nomination or other proposal, a stockholder should send the nominee's name or proposal and appropriate supporting information required by our bylaws to the attention of our Secretary at the address provided above.

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 13, 2009

9:00 a.m.

The Andover Country Club

60 Canterbury Street

Andover, Massachusetts 01810

Watts Water Technologies, Inc.
815 Chestnut Street
North Andover, MA 01845-6098	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2009.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Patrick S. O’Keefe, William C. McCartney and Kenneth R. Lepage, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/wts

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 12, 2009. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 12, 2009. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
01 Robert L. Ayers
02 Kennett F. Burnes
03 Richard J. Cathcart
04 Timothy P. Home
05 Ralph E. Jackson, Jr.
06 Kenneth J. McAvoy
07 John K. McGillicuddy
08 Gordon W. Moran
09 Daniel J. Murphy, III
10 Patrick S. O’Keefe

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.